UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

DOMINION HOMES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DOMINION HOMES, INC.

5000 Tuttle Crossing Boulevard

P.O. Box 5000

Dublin, Ohio 43016-5555

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

You are cordially invited to attend our 2007 annual meeting of shareholders, which will be held at our offices at 4900 Tuttle Crossing Boulevard, Dublin, Ohio, on Wednesday, May 2, 2007, at 9:00 a.m., local time. The annual meeting is being held for the following purposes:

(1)	To elect four Class I Directors, each to serve for a two-year term expiring at the 2009 annual meeting of shareholders or until their respective successors have been elected or appointed; and

(2)	To transact any other business which may properly come before the annual meeting or any adjournment thereof.

These items are more fully described in the following pages, which are made part of this notice. Only shareholders of record at the close of business on March 16, 2007 will be entitled to notice of and to vote at the annual meeting and at any adjournments or postponements thereof.

Whether or not you plan to attend the annual meeting, you may ensure your representation by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed from within the United States, has been provided for your use. If you attend the annual meeting and inform the inspector of elections of the Company that you wish to vote your shares in person, your proxy will not be used. If you wish to attend the annual meeting and your shares are held of record by a brokerage firm, bank or other nominee, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the annual meeting. In order to vote your shares at the annual meeting, you must obtain from the record holder a proxy issued in your name.

Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

By Order of the Board of Directors,

Dublin, Ohio	Christine A. Murry
April 2, 2007	Secretary

DOMINION HOMES, INC.

5000 Tuttle Crossing Boulevard

P.O. Box 5000

Dublin, Ohio 43016-5555

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 2, 2007

GENERAL INFORMATION

Purpose, Place, Date and Time of the Annual Meeting

This proxy statement and the accompanying proxy and Notice of Annual Meeting of Shareholders is furnished to you in connection with the solicitation on behalf of our Board of Directors of proxies to be voted at the Company’s 2007 annual meeting of shareholders or any postponement or adjournment of that meeting. The annual meeting will be held at our offices at 4900 Tuttle Crossing Boulevard, Dublin, Ohio on Wednesday, May 2, 2007 at 9:00 a.m., local time for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement, the accompanying proxy, Notice of Annual Meeting and a copy of our 2006 Annual Report to Shareholders are first being mailed to shareholders on or about April 2, 2007.

Record Date and Share Ownership

Holders of record of our common shares at the close of business on March 16, 2007 are entitled to notice of and to vote at the annual meeting and any postponement or adjournment of the meeting. At that time, we had 8,415,342 common shares outstanding and entitled to vote. Each common share outstanding on the record date entitles the holder to one vote on each matter submitted at the annual meeting.

Submitting and Revoking Your Proxy

All common shares represented by each properly executed proxy received by the Board of Directors pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified on the proxy. Except as described below with respect to broker non-votes, if no directions have been specified on a proxy, the common shares represented by the proxy will be voted in accordance with the Board’s recommendations, which are as follows:

“FOR” election as directors of the four nominees named in the accompanying form of proxy.

Without affecting any vote previously taken, a shareholder signing and returning a proxy has the power to revoke it at any time prior to its exercise by either: (1) giving notice of such revocation to the Company in writing or other verifiable communication delivered to Christine A. Murry, Secretary of the Company, at our corporate offices at 5000 Tuttle Crossing Boulevard, P.O. Box 5000, Dublin, Ohio 43016-5555, (2) executing a subsequent proxy, or (3) attending the 2007 annual meeting and giving notice of such revocation in person to the inspector of elections at the annual meeting. Attendance at the 2007 annual meeting will not, in and of itself, constitute revocation of a proxy.

Quorum and Required Vote

The presence, in person or by proxy, of a majority of voting shares of the Company outstanding and entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business at the annual meeting. Common shares represented by proxies that have been signed or which constitute a verifiable communication and are delivered to us will be counted toward the quorum in all matters, even though they are marked as “Abstain,” “Against” or “Withhold Authority” on any or all matters, or they are not marked at all. Broker non-votes, as described in the following paragraph, also will be counted toward the establishment of a quorum.

Broker/dealers who hold their customers’ common shares in street name may, under the applicable rules of the self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such common shares and may vote such common shares on routine matters which, under such rules, typically include the election of directors. Broker/dealers may not vote such common shares on other matters without specific instructions from the customers who own such common shares. Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes.

The election of the director nominees requires the favorable vote of a plurality of all votes cast by the holders of our common shares at a meeting at which a quorum is present. Broker non-votes and proxies marked “Withhold Authority” will not be counted toward the election of directors or toward the election of individual nominees specified in the form of proxy and, thus, will have no effect. All other proposals submitted to our shareholders for approval at the annual meeting, require the affirmative vote of holders of a majority of our common shares issued and outstanding as of the record date at a meeting at which a quorum is present. For purposes of determining the number of our common shares voting on such matters, abstentions and broker non-votes will have the same effect as a vote against the proposal.

Cost of Solicitation

We will bear all costs of the solicitation of proxies. Solicitation of proxies will be made by mail. Proxies may be further solicited for no additional compensation by our officers, directors, or employees by telephone, written communication or in person. Upon request, we will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for expenses reasonably incurred by them in sending proxy materials to the beneficial owners of our common shares. No solicitation will be made by specially engaged employees or other paid solicitors.

VOTING RIGHTS AND PRINCIPAL SHAREHOLDERS

Ownership of Our Common Shares by Principal Shareholders

The following table sets forth information as of March 16, 2007 (except as noted below), relating to the beneficial ownership of our common shares by each person known by us to own beneficially more than 5% of our outstanding common shares.

	Number of Common Shares Beneficially Owned (1)
Name and Address of Beneficial Owner	Sole Voting and/or Investment Power		Shared Voting and/or Investment Power		Total	Percent of Class (2)
Douglas G. Borror(3)	70,133	(4)	3,926,324	(5)	3,996,457	47.5%
David S. Borror (3)	3,096		3,926,324	(5)	3,929,420	46.7%
Terry E. George(3)	465		3,926,324	(5)	3,926,789	46.7%
BRC Properties Inc.(3)	3,926,324	(5)	—		3,926,324	46.7%
BRC Properties Inc., Douglas G. Borror, David S. Borror and Terry E. George, as a group	—		3,926,324	(5)	3,926,324	46.7%
Aegis Financial Corporation (6) 1100 North Glebe Road, Suite 1040 Arlington, VA 22201	1,054,627		—		1,054,627	12.5%
William S. Berno and Paul Gambal (6) 1100 North Glebe Road, Suite 1040 Arlington, VA 22201	—		1,054,627		1,054,627	12.5%
Scott L. Barbee (6) 1100 North Glebe Road, Suite 1040 Arlington, VA 22201	12,000		1,054,627		1,066,627	12.7%
FMR Corp. (7) 82 Devonshire Street Boston, MA 02109	820,000		—		820,000	9.7%

Dimensional Funds Advisors Inc. (8) 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401	634,280	—	634,280	7.5%
Angelo, Gordon & Co., L.P. (9) 245 Park Avenue New York, NY 10167	769,117	—	769,117	8.4%
John M. Angelo and Michael L. Gordon (9) 245 Park Avenue New York, NY 10167	—	769,117	769,117	8.4%
Silver Point Capital Management, L.L.C., Robert J. O’Shea, Silver Point Capital, L.P., Silver Point Capital Fund, L.P. and SPCP Group, L.L.C. (10) Two Greenwich Plaza 1st Floor Greenwich, CT 06830	—	769,118	—	8.4%
Edward A. Mule (10) Two Greenwich Plaza 1st Floor Greenwich, CT 06830	769,118	—	769,118	8.4%

(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those shares.

(2)

Percent of Class is calculated by dividing the number of common shares beneficially owned by a person by the sum of 8,415,342 common shares outstanding as of March 16, 2007 and the number of common shares as to which the person has the right to acquire beneficial ownership within sixty (60) days of March 16, 2007.

(3)	The address of Douglas G. Borror, David S. Borror, Terry E. George, and BRC Properties Inc. (“BRC”) is 5000 Tuttle Crossing Boulevard, Dublin, Ohio 43016-5555.

(4)

Includes 30,000 restricted common shares awarded to Mr. Douglas Borror on October 22, 2002, which shares will vest, if at all, upon (a) the expiration of five years from the date of the award, (b) the Company’s achievement of shareholder’ equity of not less than $175,000,000, and (c) Mr. Douglas Borror continuing to be employed with the Company as of such date. Also includes 25,406 common shares held by The Principal Group, as Trustee of the Dominion Homes, Inc. Retirement Plan and Trust, which common shares are voted at the direction of Mr. Douglas Borror.

(5)

Share total is based on information provided to the Company by BRC. By virtue of their ownership and/or control of BRC, each of Douglas G. Borror, David S. Borror, and Terry E. George may be deemed to beneficially own the common shares of the Company held by BRC. See CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS – Description and Ownership of BRC beginning at page 55 for additional information.

(6)

Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007. According to the Schedule 13G, Aegis Financial Corporation is the beneficial owner of and has the sole power to vote and dispose of 1,054,627 common shares. In addition, each of William S. Berno, Paul Gambal and Scott L. Barbee share the power to vote or dispose of these 1,054,627 shares. In addition to these common shares, Mr. Barbee is the beneficial owner of and has the sole power to vote and dispose of 12,000 common shares.

(7)

Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006, which information was confirmed by the Company with FMR in March 2007. According to the Schedule 13G, Fidelity Management & Research Company (“Fidelity”) is a wholly-owned subsidiary of FMR Corp. (“FMR”) and an investment adviser under the Investment Advisers Act of 1940. Fidelity is an investment adviser to Fidelity Low Priced Stock Fund (the “Fund”), which is the reported owner of the 820,000 common shares listed above. Edward C. Johnson 3d (Chairman of FMR), FMR (through its control of Fidelity) and the Fund each has the power to dispose of the 820,000 common shares. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the common shares, which power resides with the Fund. Fidelity carries out the voting of the common shares under written guidelines established by the Fund’s board of trustees.

(8)

Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 2, 2007. According to this Schedule 13G, Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the common shares that are owned by the Funds, and may be deemed to be the beneficial owner of the common shares by the Funds. However, all common shares are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(9)

Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007. According to this Schedule 13G, Angelo, Gordon & Co., L.P. is an investment advisor registered under the Investment Advisers Act of 1940. John M. Angelo and Michael L. Gordon are managing members of JAMG LLC, which is the general partner of AG Partners, L.P., which is the sole general partner of Angelo, Gordon and as the chief executive officer and chief operating officer of Angelo, Gordon, respectively. All of the common shares indicated may be acquired within 60 days upon the exercise of warrants held by the warrant purchasers under a certain Warrant Agreement with the Company dated December 29, 2006.

(10)

Information is based on a Schedule 13D filed with the Securities and Exchange Commission on January 4, 2007. According to this Schedule 13D, Silver Point Capital Fund, L.P. (“SPC Fund”) is a member of SPCP Group, L.L.C. (“SPCP Group”), Silver Point Capital, L.P. (“Silver Point”) is the investment manager of SPC Fund, Silver Point Capital Management, L.L.C. (“Management”) is the general partner of Silver Point, and Messrs. Edward A. Mule and Robert J. O’Shea are each members of Management and by virtue of such status may be deemed to be the beneficial owners of the shares of common stock held by SPCP Group. The principal business of Management is serving as the general partner of Silver Point. The principal business of Messrs. Mule and O’Shea, in addition to serving as members of Management, is managing other affiliated entities (including Silver Point). The principal business of Silver Point is serving as an investment manager for private investment funds (including SPC Fund). The principal business of SPCP Fund and SPCP Group is acquiring, holding, managing and disposing of investments. All of the common shares indicated may be acquired within 60 days upon the exercise of warrants held by the warrant purchasers under a certain Warrant Agreement with the Company dated December 29, 2006.

Ownership of Our Common Shares by Directors and Executive Officers

The following table sets forth information, as of March 16, 2007 (except as noted below) regarding beneficial ownership of our common shares by each of our directors and nominees, each of our executive officers named in the Summary Compensation Table (collectively, the “Named Executive Officers”), and our directors and executive officers as a group:

	Amount and Nature of Common Shares Beneficially Owned (1)
Name of Beneficial Owner	Sole Voting and/or Investment Power		Shared Voting and/or Investment Power		Total	Percent of Class (2)
David P. Blom	12,153	(3)	—		12,153	*
David S. Borror	3,096		3,926,324	(4)	3,929,420	46.6%
Douglas G. Borror	70,133	(5)	3,926,324	(4)	3,996,457	47.4%
William G. Cornely	45,000	(6)			45,000	*
Jeffrey A. Croft	100,000	(7)			100,000	1.2
R. Andrew Johnson	10,117	(8)	—		10,117	*
Robert R. McMaster	10,428	(9)	—		10,428	*
Betty D. Montgomery	—		—		—
Carl A. Nelson, Jr.	11,408	(10)	—		11,408	*
Zuheir Sofia	12,908	(11)	—		12,908	*
All directors (including director nominees) and current executive officers as a group (10 persons) (12)	275,243		3,926,324	(4)	4,201,567	49.7%

*	Less than one percent (1%).

(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those shares.

(2)

Percent of Class is calculated by dividing the number of shares beneficially owned by the sum of 8,415,342 shares outstanding as of March 16, 2007, and the number of common shares as to which the person has the right to acquire beneficial ownership within sixty (60) days of March 16, 2007.

(3)	Includes options to purchase 7,500 common shares which are exercisable by Mr. Blom within sixty (60) days of March 16, 2007.

(4)

Share total is based on information provided to the Company by BRC. By virtue of their ownership and/or control of BRC, each of Douglas G. Borror and David S. Borror may be deemed to beneficially own the common shares of the Company held by BRC. See CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS – Description and Ownership of BRC beginning at page 55 for additional information.

(5)

Includes 30,000 restricted common shares awarded to Mr. Douglas Borror on October 22, 2002, which shares will vest, if at all, upon (a) the expiration of five years from the date of the award, (b) the Company’s achievement of shareholders’ equity of not less than $175,000,000, and (c) Mr. Douglas Borror continuing to be employed with the Company as of such date. Also includes 25,406 common shares held by The Principal Group, as Trustee of the Dominion Homes, Inc. Retirement Plan and Trust, which common shares are voted at the direction of Mr. Douglas Borror.

(6)

Includes restricted common shares awarded to Mr. Cornely on February 7, 2006, which shares will vest as follows: for 50% of the total shares granted (12,500 shares), the restrictions will lapse as to one-fourth of these shares (3,125 shares) on each of the first, second, third, and fourth anniversaries of February 7, 2006; and for the remaining 50% (12,500 shares), the restrictions will lapse upon the Company’s achievement of $220,000,000 in shareholders’ equity at the end of any fiscal quarter through and including the fiscal quarter ended December 31, 2009.

(7)

Includes restricted common shares awarded to Mr. Croft on May 11, 2006, which shares will vest as follows: for 50% of the total shares granted (50,000 shares), the restrictions will lapse as to one-fourth of these shares (12,500 shares) on each of the first, second, third, and fourth anniversaries of March 20, 2006; and for the remaining 50% (50,000 shares), the restrictions will lapse upon the Company’s achievement of $220,000,000 in shareholders’ equity at the end of any fiscal quarter through and including the fiscal quarter ended December 31, 2009.

(8)	Includes options to purchase 7,500 common shares which are exercisable by Mr. Johnson within sixty (60) days of March 16, 2007.

(9)	Includes an option to purchase 2,500 common shares which are exercisable by Mr. McMaster within sixty (60) days of March 16, 2007.

(10)	Includes options to purchase 7,500 common shares which are exercisable by Mr. Nelson within sixty (60) days of March 16, 2007.

(11)	Includes options to purchase 7,500 common shares which are exercisable by Mr. Sofia within sixty (60) days of March 16, 2007.

(12)	In computing the aggregate number of common shares held by the group, the same common shares were not counted more than once.

INFORMATION CONCERNING OUR BOARD OF DIRECTORS AND

CORPORATE GOVERNANCE MATTERS

Board of Directors Meetings

Regular meetings of our Board of Directors are generally held four times per year, and special meetings are scheduled when required. At each regular meeting of our Board of Directors, members who are “independent directors” meet in executive session without the presence of management. Our Board of Directors held 7 meetings in 2006. Each director is expected to attend each meeting of the Board and the committees on which he or she serves. In addition to meetings, the Board and its committees review and act upon matters through unanimous written consent procedures. During 2006, except for Donald A. Borror, each of our directors attended 75% or more of the total number of (i) meetings of the Board and (ii) meetings of committees of the Board on which the director served.

Director Independence

The following individuals served on our Board of Directors during 2006: David P. Blom, David S. Borror, Donald A. Borror, Douglas G. Borror, R. Andrew Johnson, Gerald E. Mayo, Robert R. McMaster, Carl A. Nelson, Jr., Zuheir Sofia, and Ronald Tilley. Messrs. Mayo and Tilley retired from the Board effective May 10, 2006, and Mr. McMaster was elected to the Board effective as of the same date. Except for Messrs. David Borror, Donald Borror, and Douglas Borror, all other members of the Board serving in 2006 were determined by the Board to be “independent” pursuant to the listing requirements of The Nasdaq Stock Market LLC (the “Nasdaq Stock Market”). The Board has determined that Betty D. Montgomery, who was appointed as a Class II Director of the Company in February 2007 to fill the vacancy created with the passing of Mr. Donald Borror in December 2006, is also “independent” pursuant to the Nasdaq Stock Market listing requirements.

During 2006, we purchased merchandise from The Johnson Family’s Diamond Cellar for employee service awards (to recognize years of service with the Company) and sales achievement awards totaling approximately $32,212. R. Andrew Johnson, a member of the Company’s Board of Directors since May 2004, is the Chief Executive Officer and a shareholder of The Johnson Family’s Diamond Cellar. This transaction was approved by our Audit Committee. The Board has determined that this transaction does not affect Mr. Johnson’s independence in serving on the Board.

Standing Committees of the Board

Our Board of Directors has three standing committees: an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee. In addition, during 2006 the Board established a special committee to work closely with senior management and the Company’s financial advisors on the extension of the Company’s credit facility, and/or other potential financing transaction alternatives. The special committee considered and approved the engagement of Raymond James & Associates as the Company’s financial advisors. The special committee also approved, and recommended to the Board for its approval, the extension of the Company’s credit facility and issuance of warrants in connection therewith, effective December 29, 2006. Messrs. Douglas Borror, Nelson and McMaster served on this committee. The committee held a total of seven meetings in 2006.

The Audit Committee oversees management’s conduct of our financial reporting process, including the financial reports and information that we provide to our shareholders or to the Securities and Exchange Commission, our system of internal control over financial reporting, and the annual independent audit of our financial statements. The Audit Committee also acts on behalf of the Board of Directors with respect to the appointment of our independent registered public accounting firm, and all audit and other activities performed for us by our independent registered public accounting firm. Finally, the Audit Committee is responsible for reviewing all proposed related party transactions between us and our affiliates. Our Audit Committee Charter can be found on our Internet website at www.dominionhomes.com under the heading “Investor Relations” - “Corporate Governance.” The Audit Committee is comprised solely of directors who are “independent” directors pursuant to the listing requirements of The Nasdaq Stock Market and applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Currently, Messrs. Nelson (Chairman), McMaster and Sofia serve as members of our Audit Committee. The Audit Committee held a total of 13 meetings during 2006. For additional information on the Audit Committee, see REPORT OF THE AUDIT COMMITTEE beginning at page 51 of this proxy statement.

The Compensation Committee determines the compensation of our Chief Executive Officer, our other executive officers and other key senior management members, and administers our incentive equity plans. The Compensation Committee’s Charter can be found on our Internet website at www.dominionhomes.com under the heading “Investor Relations” – “Corporate Governance.” The Compensation Committee is comprised solely of directors who are “independent” directors pursuant to the listing requirements of The Nasdaq Stock Market. Currently, Messrs. Sofia (Chairman), Blom and McMaster serve as members of our Compensation Committee. Our Compensation Committee held a total of 6 meetings during 2006. For additional information on the Compensation Committee, see COMPENSATION DISCUSSION AND ANALYSIS beginning at page 35 of this proxy statement.

The Nominating and Corporate Governance Committee (the “Governance Committee”), identifies individuals qualified to become members of our Board of Directors and recommends to our Board the slate of directors to be nominated by the Board at the annual shareholders’ meeting and any director to fill a vacancy on the Board. The Governance Committee also reviews and makes recommendations to the Board regarding Board committee structure and membership, assists the Board in evaluating the Board’s overall effectiveness, and oversees the development and implementation of our corporate governance policies. The Governance Committee will consider recommendations for nominees for directorships submitted by our shareholders. See Director Nomination Process beginning at page 11 of this proxy statement. The Governance Committee’s Charter can be found on our Internet website at www.dominionhomes.com under the heading “Investor Relations” – “Corporate Governance.” The Governance Committee is comprised solely of directors who are “independent” directors pursuant to the listing requirements of The Nasdaq Stock Market. Currently, Messrs. Johnson (Chairman), Blom and Nelson serve as members of our Governance Committee. Our

Governance Committee held 3 meetings during 2006.

Lead Director

Our Board of Directors has a Lead Director whose purpose is to serve as a channel of communication between the Company’s independent directors and the Chief Executive Officer/Chairman of the Board. Pursuant to our Corporate Governance Guidelines, the Chairman of the Governance Committee also will serve as the Lead Director and, as a result, the Lead Director will be an independent director. Mr. Johnson was appointed to serve as the Company’s Lead Director on May 2, 2006.

The Lead Director’s responsibilities include: (1) providing input to the Chief Executive Officer/Chairman in establishing the agenda for Board meetings; (2) chairing executive sessions of the independent directors; and (3) working with the Chief Executive Officer/Chairman to ensure that the Board has adequate information and resources to support its decision-making requirements. The Lead Director also meets regularly with the Chief Executive Officer/Chairman outside of Board meetings to discuss agenda items, personnel issues, and such other Board and Company matters as they deem appropriate.

Communications with the Board

Shareholders, employees of the Company, and other interested parties may contact any director or committee of the Board of Directors by writing to them at: c/o Corporate Counsel, Dominion Homes, Inc., 5000 Tuttle Crossing Boulevard, P.O. Box 5000, Dublin, Ohio 43016-5555. Questions or concerns relating to our financial statements, accounting practices or internal control over financial reporting should be addressed to the Chairman of the Audit Committee. Questions or concerns relating to our governance practices, business ethics or corporate conduct should be addressed to the Chairman of the Governance Committee. Questions or concerns regarding our compensation practices should be addressed to the Chairman of the Compensation Committee. Any person who submits a question, concern or complaint in this manner and includes his, her or its name and mailing address in the submission will receive a written acknowledgement within 14 days of the Company’s receipt of the submission. Communications also may be submitted on an anonymous basis. The process for the Corporate Counsel’s forwarding of these communications to the appropriate Board members has been approved by our independent directors.

Questions, complaints and concerns also may be submitted to our directors by telephone through our Business Ethics Help Line at 1-800-418-6423, ext. 366, or by electronic mail at Confide2SV@securityvoice.com.

Qualifications of Directors

When identifying and evaluating director nominees, the Governance Committee will consider the following:

•	The candidate’s demonstrated character and integrity.

•

The candidate’s relevant expertise and experience, including leadership qualities and experience, high-level managerial experience in a relatively complex organization or experience dealing with complex problems.

•	The candidate’s ability to provide advice and practical guidance based on his or her experience and expertise.

•

Whether the candidate meets the criteria for independence as established by the Securities and Exchange Commission and the listing standards of The Nasdaq Stock Market. The Board of Directors must be comprised of at least a majority of independent directors.

•

Whether the candidate would be considered a “financial expert” or financially literate according to the criteria established by the Securities and Exchange Commission and the listing standards of The Nasdaq Stock Market.

•	The candidate’s ability to exercise sound and independent business judgment and commitment to shareholder value.

•

The candidate’s ability to devote sufficient time to Board activities and towards the fulfillment of his or her responsibilities to the Company. A candidate’s service on other boards of public companies must not interfere with his or her ability to effectively serve on the Board.

•	Whether the candidate assists in achieving a mix of Board members that represents a diversity of background and professional experience, including with respect to ethnic background, age and gender.

For incumbent directors, the Governance Committee also will consider the candidate’s overall service to the Company during his or her term and any transactions by the candidate with the Company during his or her term.

Director Nomination Process

In accordance with Section 2.03 of our Amended and Restated Code of Regulations (the “Regulations”), a nominee for election as a director may be proposed only by our directors or by a shareholder entitled to vote for the election of directors if such shareholder has proposed such nominee in a written notice which meets all of the requirements set forth in this paragraph. Each written notice of a proposed nominee must set forth (1) the name, age, business or residence address of each nominee proposed in such notice; (2) the principal occupation or employment of each such nominee for the past five years; and (3) the number of shares of each series and class of the Company owned beneficially and/or of record by each such nominee and the length of time any such shares have been owned. The written notice of a proposed nominee must be delivered or mailed by first class United States mail, postage prepaid, to our Secretary at our principal office and, in the case of a nominee proposed for election as a director at an annual meeting of shareholders, received by the Secretary on or before the later of (i) February 1, immediately preceding such annual meeting or (ii) the sixtieth (60th) day prior to the first anniversary of the most recent annual meeting of our shareholders held for the election of directors, provided, however, that if the annual meeting for the election of directors in any year is not held on or before the thirty-first (31st) day next following such anniversary, then the written notice must be received by the Secretary within a reasonable time prior to the date of such annual meeting.

The Governance Committee is charged with assisting the Board of Directors in identifying and evaluating prospective candidates, and recommending to the Board of Directors its candidate(s) for Board membership. The Governance Committee will consider new director candidates suggested by shareholders of the Company, members of the Board of Directors, management, a professional search firm (if the Governance Committee has engaged one), or other interested parties. Prior to recommending a candidate to the Board for nomination as a director, at least one member of the Governance Committee and the Chief Executive Officer/Chairman will interview the director candidate.

Prior to the filing of our proxy statement for each annual meeting of shareholders, the Governance Committee will consider new and incumbent director candidates to recommend to the Board of Directors for nomination and election at the annual meeting. The Governance Committee will consider each director candidate by reviewing relevant information provided by the candidate (including information contained in the candidate’s mandatory questionnaire), and by applying the criteria listed above and with respect to incumbent directors, by confirming the candidate’s willingness to stand for re-election if nominated. The Governance Committee will consider and evaluate director candidates nominated by shareholders in the same manner after ensuring that any such nomination has been made in compliance with the Regulations and the applicable rules and regulations of the Securities and Exchange Commission governing shareholder nominations. Upon conclusion of its evaluation, the Governance Committee will approve and recommend to the Board of Directors its final candidate(s) for Board membership. The nomination of such candidates for election at the annual shareholder meeting is subject to the approval of the Board of Directors.

On February 7, 2007, the Board, upon the recommendation of the Governance Committee, appointed Betty D. Montgomery as a Class II director to fill the vacancy created with the passing of Donald A. Borror in December 2006. Ms. Montgomery was recommended to the Committee by the Company’s Chairman and Chief Executive Officer. All nominees for election as directors at the 2007 annual meeting are current members of the Board of Directors and have been nominated by the Board of Directors and elected by the shareholders in prior years.

To date, the Company has not employed a search firm on behalf of the Governance Committee to identify and assist in evaluating suitable director candidates, although the Governance Committee is authorized to retain a search firm for this purpose if it deems necessary.

Attendance of Directors at Annual Meetings

All members of our Board of Directors are strongly encouraged, but not required, to attend our annual shareholder meetings. At our 2006 annual meeting, all director nominees and persons who were then members of the Board of Directors were in attendance, except for Donald A. Borror and retiring directors Gerald E. Mayo and C. Ronald Tilley.

Agreements with Respect to the Election of Directors

BRC Voting Agreement. On December 29, 2006, the Company and all of the participating lenders named therein entered into the Third Amended and Restated Credit Agreement (the “Credit Facility”) for the amendment and restatement of the Company’s existing credit facilities. The Credit Facility includes: (i) a $35 million senior secured revolving line of credit; (ii) $110 million senior secured Term A loan facility (“Term A Notes”); and (iii) $90 million senior secured second lien Term B loan facility (“Term B Notes”) with detachable warrants exercisable for approximately 1,538,235 common shares of the Company (the “Warrants”). Under the Credit Facility, holders of the Term B Notes are entitled to designate two members, reasonably acceptable to the Company, for election to the Board of Directors, so long as the original holders of the Term B Notes continue to hold at least 51% of the outstanding principal amount of the Term B Notes. Each designated Board member will be elected for a two year term and may be removed from office for cause, including a violation of the Company’s Code of Ethics. Pursuant to the terms of a Voting Agreement dated December 29, 2006, between the holders of the Term B Notes, purchasers of the Warrants, and BRC Properties, Inc. (“BRC”), which is the holder of approximately 46.6% of our outstanding common shares, BRC will vote all of the shares of the Company that it beneficially owns in favor of the designated Board members.

If the original Term B Lenders (as defined in the Credit Facility) no longer have the right to designate members for election to the Company’s Board of Directors, as long as the Warrant purchasers hold (i) at least 1,000,000 warrants or warrant shares, such purchasers shall be permitted to designate two members for election to the Board, and (ii) less than 1,000,000 but more than 500,000 Warrants or warrant shares, such purchasers shall be permitted to designate one member for election to the Board. Each designated Board member will be elected for a two year term and may be removed from office for cause, including a violation of the Company’s Code of Ethics.

BRC Close Corporation Agreement. BRC has agreed in a Close Corporation Agreement with its shareholders to use its best efforts to elect David S. Borror as a director of the Company for so long as certain contingencies are satisfied and for so long as BRC has the ability to elect at least two (2) directors of the Company. See CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Description and Ownership of BRC beginning at page 55 of this proxy statement.

Family Relationships

Douglas G. Borror, Chairman and Chief Executive Officer, and David S. Borror, Vice Chairman of the Board and director are brothers and are the sons of Donald A. Borror. Until his death in December of 2006, Donald A. Borror was the Chairman Emeritus and a director of the Company. There are no other family relationships among our executive officers and/or directors.

Code of Business Conduct and Ethics

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, on March 10, 2004, our Board of Directors adopted a Code of Business Conduct and Ethics, which applies to all of our officers (including our Chairman and Chief Executive Officer, and senior financial officers), employees and directors. The Board of Directors re-approved the Code on July 27, 2005. The Code of Business Conduct and Ethics can be found on our Internet website at www.dominionhomes.com under the heading “Investor Relations” – “Corporate Governance.” If the Company makes any substantive amendment of, or grants any waiver for an executive officer or director to, the Code of Business Conduct and Ethics, the Company will disclose the nature of such amendment or waiver on our website at www.dominionhomes.com.

Corporate Governance Guidelines

On July 21, 2004, at the recommendation of the Governance Committee, our Board of Directors adopted Corporate Governance Guidelines to assist the Board in fulfilling its responsibility to the Company’s shareholders to oversee the work of management and the Company’s business results. The Corporate Governance Guidelines may be found on our Internet website at www.dominionhomes.com under the heading “Investor Relations” – “Corporate Governance.” The Governance Committee is responsible for reviewing these Guidelines and recommending any changes to the Board of Directors.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

AND COMPENSATION MATTERS

Executive Officers

In addition to Douglas G. Borror and David S. Borror, whose biographies are set forth in this proxy statement under ELECTION OF DIRECTORS beginning at page 58, the following individuals are executive officers of the Company:

William G. Cornely, age 57, has served as Executive Vice President of Finance since February 2007 and as Chief Financial Officer of the Company since January 2006. From January 2006 to February 2007, Mr. Cornely served as our Senior Vice President of Finance. From November 2005 to January 2006, Mr. Cornely worked with the Company as a consultant to assist management with the negotiation of modifications and an extension to the Company’s credit facility. Prior to that time, Mr. Cornely served as Executive Vice President, Chief Operating Officer and Treasurer of Glimcher Realty Trust (“Glimcher”) from March 1998 to April 2005. Mr. Cornely also served as Chief Financial Officer of Glimcher from April 1997 to June 2002, and as a member of its Board of Trustees from October 1999 to May 2004. Prior to that time, Mr. Cornely was an Audit Partner with the accounting firm of PricewaterhouseCoopers LLP (formerly Coopers & Lybrand).

Jeffrey A. Croft, age 49, has served as President and Chief Operating Officer of the Company since March 2006. From December 2003 until March 2006, Mr. Croft was an independent consultant. Prior to that time, Mr. Croft spent 19 years in various positions with Pulte Homes, Inc., most recently as Region President – Northeast Region from November 1997 to December 2003. In this capacity, Mr. Croft was responsible for strategic and operational activities of all Pulte brands in that region.

Compensation of Executive Officers

The following table sets forth for the fiscal year ended December 31, 2006, cash and non-cash compensation we paid to our Chairman and Chief Executive Officer and to each of our other most highly compensated executive officers who served as such during 2006, for services rendered in all capacities by such persons:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)		Total ($)
Douglas G. Borror CEO and Chairman	2006	566,667	(5)	—		(216,772	)(6)	—	253,729	303,006	(7)	906,630
William G. Cornely (8) EVP of Finance and CFO	2006	229,808		25,000	(9)	29,849		—	—	35,462	(10)	320,119
David S. Borror Vice Chairman of the Board	2006	197,916	(11)	—		(153,686	)(12)	—	53,015	127,357	(13)	224,602
Jeffrey A. Croft (14) President and COO	2006	315,385		—	(15)	88,083		—	—	183,636	(16)	587,104

(1)

Amounts shown reflect the compensation expense recognized by the Company for financial statement reporting purposes with respect to restricted shares during the 2006 fiscal year in accordance with SFAS 123R. The assumptions used to calculate the value of stock awards are set forth under Notes 1 and 10 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2006 filed with the SEC on March 14, 2007.

(2)

In November 2006, each of the Named Executive Officers offered to forego any annual incentive cash bonuses that these officers might otherwise be entitled to receive pursuant to the terms of their annual incentive compensation plans. Based on the Company’s results for 2006, the foregone amounts included $162,500 for Mr. Douglas Borror, $62,500 for Mr. David Borror, $100,000 for Mr. Croft and $62,500 for Mr. Cornely.

(3)

All amounts shown reflect the change in value of an executive officer’s account pursuant to the Company’s Supplemental Executive Retirement Plan (“SERP”) from the prior fiscal year. For additional information on the SERP see the PENSION BENEFITS table beginning at page 21 herein, and COMPENSATION DISCUSSION AND ANALYSIS – Deferred Compensation Benefits – Supplemental Executive Retirement Plan beginning on page 43.

(4)

The Company’s methodology for valuation of perquisites is as follows: (i) for personal use of company aircraft, amount includes the aggregate incremental cost to the Company of personal use of the Company’s aircraft, calculated based on the variable operating costs to the Company, including the hourly rate, fuel costs, mileage, landing/ramp fees and other miscellaneous variable costs, and excluding fixed costs which do not change based on usage, such as pilot salaries, the amortization of the purchase price of the Company’s interest in the aircraft, and the cost of maintenance not related to trips; and (ii) for automobile lease payments, the amount reflects the actual cost of lease payments made.

(5)

Mr. Douglas Borror volunteered to reduce his base salary from $650,000 to $450,000 effective July 30, 2006 through December 31, 2006. At Mr. Borror’s recommendation, this reduction has been extended through 2007.

(6)

Includes the forfeiture of 40,000 restricted common shares granted to Mr. Douglas Borror on October 22, 2003, which shares were to vest, if at all, upon (i) the expiration of three years from the date of the award, and (ii) the Company’s achievement of a book value per share of $30.00. The shares did not vest as a result of the performance condition in (ii) not having been met.

(7)

Includes $10,573 for long-term disability insurance premiums paid by the Company, $150,000 for life insurance premiums paid by the Company to fund a contractually obligated death benefit (which life insurance policy can be used to fund the Company’s Supplemental Executive Retirement Plan), and $17,670 for payment of taxes related to (i) use of the Company aircraft and (ii) financial planning reimbursement. Also includes country club dues and fees, reimbursement of dues and expenses related to membership in professional civic organizations, fuel reimbursement, medical expense reimbursement, financial planning reimbursement, and home office equipment, none of which individually exceeds $25,000. Also includes $35,955 attributable to personal use of the Company aircraft, and $26,243 for automobile lease payments.

(8)	Mr. Cornely became SVP of Finance and CFO on January 17, 2006.

(9)

Amount represents signing bonus in connection with Mr. Cornely’s commencement of employment with the Company. In August 2006, Mr. Cornely volunteered to forego his 2006 guaranteed minimum bonus of $100,000.

(10)	Includes reimbursement of COBRA premiums for the months of January and February 2006, an automobile allowance, and medical expense reimbursement, none of which individually exceeds $25,000.

(11)	Mr. David Borror volunteered to reduce his base salary from $250,000 to $125,000 effective July 30, 2006 through December 31, 2006.

(12)

Includes the forfeiture of 20,000 restricted common shares granted to Mr. David Borror on October 22, 2003, which shares were to vest, if at all, upon (i) the expiration of three years from the date of the award, and (ii) the Company’s achievement of a book value per share of $30.00. The shares did not vest as a result of the performance condition in (ii) not having been met.

(13)

Includes $31,000 for life insurance premiums paid by the Company to fund a contractually obligated death benefit (which life insurance policy can be used to fund the Company’s Supplemental Executive Retirement

Plan) and $11,469 for payment of taxes related to: (i) personal use of the Company aircraft, and (ii) financial planning reimbursement. Also includes personal use of the Company aircraft, automobile lease payments and fuel reimbursement, medical expense reimbursement, financial planning reimbursement and home security, none of which individually exceeds $25,000.

(14)	Mr. Croft became President and COO on March 6, 2006.

(15)	In August 2006, Mr. Croft volunteered to forego his 2006 guaranteed minimum bonus of $250,000.

(16)

Includes country club dues and fees, an automobile allowance, and medical expense reimbursement, none of which individually exceeds $25,000. Also includes a reimbursement of $102,133 for costs incurred by Mr. Croft in connection with his relocation to the Columbus, Ohio area upon his initial employment with the Company, and $49,532 for payment of taxes related to such relocation costs. Amount indicated for relocation costs includes the actual cost of temporary lodging and travel for Mr. Croft, as well as realtor fees and closing costs in connection with the sale of Mr. Croft’s existing home.

GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the Named Executive Officers during fiscal 2006:

		Estimate Future Payouts under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock Awards and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#) (2)	Option Awards ($) (3)
Douglas G. Borror	3/20/2006	195,000	487,500	812,500	—	—	—	—	—
William G. Cornely	3/20/2006	75,000	187,500	312,500	—	—	—	—	—
	2/7/2006	—	—	—	—	12,500	—	12,500	260,500
David S. Borror	3/20/2006	75,000	187,500	312,500	—	—	—	—	—
Jeffrey A. Croft	3/20/2006	120,000	300,000	500,000					—
	5/11/2006	—	—	—	—	50,000	—	50,000	1,057,000

(1)

Amounts shown reflect 2006 potential incentive cash bonus payouts for (i) Mr. Douglas Borror under the Dominion Homes, Inc. Incentive Growth Plan (the “Incentive Growth Plan”), and (ii) the remaining Named Executive Officers, under their 2006 incentive cash bonus plans, based on achievement of the 2006 corporate performance objectives set forth in such plans. See COMPENSATION DISCUSSION AND ANALYSIS – Annual Cash Compensation – Incentive Cash Bonus beginning on page 39 for additional information. In November 2006, the Company accepted the offer of each of the Named Executive Officers to forego any annual incentive cash bonuses that they might otherwise be entitled to receive pursuant to the terms of their annual incentive compensation plans. Based on the Company’s results for 2006, the foregone amounts included $162,500 for Mr. Douglas Borror, $62,500 for Mr. David Borror, $100,000 for Mr. Croft and $62,500 for Mr.

Cornely. Since no incentive cash bonuses were paid, these foregone amounts were not reported in the Summary Compensation Table.

(2)

Represents restricted shares awarded to the Named Executive Officer in 2006, 50% of which shares will vest in equal amounts on the first, second, third and fourth anniversaries of the date of grant, and the remaining 50% of which will vest upon the Company’s achievement of $220,000,000 in shareholders equity at the end of any fiscal quarter through and including December 31, 2009.

(3)	The grant date fair value of the stock awards are determined in accordance with SFAS 123R.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

In August 2006, Messrs. Douglas Borror and David Borror offered to have their base salaries reduced significantly. The Committee and the Board approved these base salary reductions, which included a decrease from $650,000 to $450,000 for Mr. Douglas Borror, and from $250,000 to $125,000 for Mr. David Borror. These decreases were originally effective from July 30, 2006 through December 31, 2006, and have been extended for 2007.

During 2006, each of the Named Executive Officers other than Mr. Douglas Borror participated in an annual incentive cash bonus plan, while Mr. Douglas Borror participated in the Dominion Homes, Inc. Incentive Growth Plan (the “Incentive Growth Plan”). In November 2006, Messrs. Croft and Cornely, and Messrs. Douglas Borror and David Borror each offered to forego any annual cash incentive bonuses that these executive officers might otherwise be entitled to receive pursuant to the terms of their annual incentive cash bonus plans described above. The Committee and the Board approved this recommendation. Based on the Company’s final results for 2006, in which the Company failed to achieve both the target net income and debt management objectives, but achieved a 96% customer satisfaction rate, the foregone amounts included $162,500 for Mr. Douglas Borror, $62,500 for Mr. David Borror, $100,000 for Mr. Croft and $62,500 for Mr. Cornely. For additional information regarding these bonus plans, see COMPENSATION DISCUSSION AND ANALYSIS – Annual Cash Compensation – Incentive Cash Bonus beginning at page 39 herein.

We have employment agreements with the following Named Executive Officers: Douglas G. Borror, our Chairman and Chief Executive Officer, David S. Borror, our Vice Chairman of the Board, William G. Cornely, our Executive Vice President of Finance and Chief Financial Officer, and Jeffrey Croft, our President and Chief Operating Officer.

Douglas G. Borror Employment Agreement

We entered into an employment agreement with Mr. Douglas Borror effective July 1, 2004. The agreement is for a period of five years, and renews automatically for additional one-year terms unless the Board of Directors has notified Mr. Borror within 90 days prior to the expiration of the initial term (or any extension period) of its decision not to extend the agreement. On August 1, 2006, Mr. Borror’s employment agreement was amended to reflect his voluntary reduction in base salary from $650,000 to $450,000. Mr. Borror also is entitled to participate in our 2002 Incentive Growth Plan (the “Incentive Growth Plan”), and to receive such other benefits (including, but not limited to health and life insurance coverages, sick leave and disability programs, tax-qualified retirement plans, and other perquisites and benefits) as we may provide from time to time to actively employed senior executives of the Company. In addition, Mr. Borror is entitled to the following: (1) use of the Company’s aircraft for personal travel not to exceed pre-established annual limits set by the Compensation Committee, (2) payment of dues and reimbursement of reasonable expenses related to his membership in professional and civic organizations (including the Young President’s Organization), (3) payment of dues and expenses related to his membership in two country clubs, (4) a monthly automobile allowance or leased Company car, in accordance with the Company’s policies and procedures, and (5) reimbursement of reasonable expenses related to his service on the Board of Trustees of The Ohio State University, which are not otherwise reimbursed by the University. During 2006, the Compensation Committee suspended all personal use of the Company aircraft. In October 2006, the Company sold its remaining fractional interest in the Company aircraft.

Mr. Borror’s employment agreement is attached as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the period ending September 20, 2004. The amendment to Mr. Borror’s employment agreement is attached as Exhibit 10.1 to our Current Report on Form 8-K filed dated August 2, 2006.

David S. Borror Employment Agreement

We entered into an employment agreement with Mr. David Borror effective July 1, 2004. The agreement is for an initial three-year term, and renews automatically for additional one-year terms unless the Board of Directors has notified Mr. Borror within 90 days prior to the expiration of the initial term (or any extension period) of its decision not to extend the agreement. On August 1, 2006, Mr. Borror’s employment agreement was amended to reflect his voluntary reduction in base salary from $250,000 to $125,000. On November 3, 2006, a second amendment to Mr. Borror’s employment agreement was entered into to reflect a further reduction in his base salary effective as of January 1, 2007, in connection with his transition from Corporate Executive Vice President to Vice Chairman of the Board as of the same date. Mr. Borror is also entitled to participate in our annual incentive compensation program and to participate in such other programs and receive such other benefits as we may provide from time to time to actively employed, similarly situated executives. In addition, Mr. David Borror is entitled to the following: (i) use of the Company’s aircraft for personal travel not to exceed pre-established annual limits set by the Compensation Committee, (2) payment of dues and expenses related to his membership in one (1) country club, and (3) a monthly automobile allowance or leased Company car, in accordance with the Company’s policies and procedures. During 2006, the Compensation Committee suspended all personal use of the Company aircraft. In October 2006, the Company sold its remaining fractional interest in the Company aircraft.

Mr. Borror’s employment agreement is attached as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the period ending September 20, 2004. The amendments to Mr. Borror’s employment agreement are attached as Exhibit 10.2 to our Current Report on Form 8-K dated August 2, 2006, and as Exhibit 99.4 to our Current Report on Form 8-K dated October 31, 2006.

William G. Cornely Employment Agreement

We entered into an employment agreement with Mr. Cornely effective January 17, 2006. The agreement is for a three-year term, and renews automatically for additional one-year terms unless the Board of Directors has notified Mr. Cornely within 180 days prior to the expiration of the initial term (or any extension period) of its decision not to extend the agreement. Under the agreement, Mr. Cornely’s initial base salary is $250,000, and may be increased during the term by the Compensation Committee of our Board of Directors. Mr. Cornely is also entitled to participate in our annual incentive compensation program and to participate in such other programs and receive such other benefits as we may provide from time to time to actively employed, similarly situated executives. On August 1, 2006, Mr. Cornely’s employment agreement was amended to reflect his offering to forego a guaranteed minimum bonus of $100,000 for 2006.

Mr. Cornely’s employment agreement is attached as Exhibit 10.1 to our Current Report on Form 8-K dated February 7, 2006. The amendment to Mr. Cornely’s employment agreement is attached as Exhibit 10.6 to our Current Report on Form 8-K dated August 2, 2006.

Jeffrey A. Croft Employment Agreement

We entered into an employment agreement with Mr. Croft effective March 6, 2006. The agreement is for a three-year term, and renews automatically for additional one-year terms unless the Board of Directors has notified Mr. Croft within 180 days prior to the expiration of the initial term (or any extension period) of its decision not to extend the agreement. Under the agreement, Mr. Croft’s initial base salary is $400,000, and may be increased during the term by the Compensation Committee of our Board of Directors. Mr. Croft is entitled to participate in our annual incentive compensation program and to participate in such other programs and receive such other benefits as we may provide from time to time to actively employed, similarly situated executives. On August 1, 2006, Mr. Croft’s employment agreement was amended to reflect his offering to forego a guaranteed minimum bonus of $250,000 for 2006.

Mr. Croft’s employment agreement is attached as Exhibit 10.1 to our Current Report on Form 8-K dated May 3, 2006. The amendment to Mr. Croft’s employment agreement is attached as Exhibit 10.5 to our Current Report on Form 8-K filed on August 2, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table includes information regarding all outstanding equity awards held by the Named Executive Officers at the end of fiscal 2006.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Douglas G. Borror	—		—	30,000	(2)	$158,400
William G. Cornely	12,500	(3)	$66,000	12,500	(3)	$66,000
David S. Borror	—		—	—		—
Jeffrey A. Croft	50,000	(4)	$264,000	50,000	(4)	$264,000

(1)	Value is based on the close price of the Company’s common stock of $5.28 on December 29, 2006.

(2)

Reflects award of 30,000 restricted common shares to Mr. Douglas Borror on October 22, 2002 under the Company’s Stock Incentive Plan, which shares will vest, if at all, upon (a) the expiration of five years from the date of the award, (b) the Company’s achievement of shareholders’ equity of not less than $175,000,000, and (c) Mr. Douglas Borror continuing to be employed with the Company as of such date.

(3)

Represents award of 25,000 restricted common shares to Mr. Cornely on February 7, 2006 under the Company’s 2003 Stock Option and Incentive Equity Plan (the “2003 Stock Plan”), 50% of which (12,500 shares) will vest in equal amounts on the first, second, third and fourth anniversaries of the date of grant, and the remaining 50% of which will vest, if at all, upon the Company’s achievement of $220,000,000 in shareholders equity at the end of any fiscal quarter through and including December 31, 2009.

(4)

Represents award of 100,000 restricted common shares to Mr. Croft on May 11, 2006 under the Company’s 2003 Stock Plan, 50% of which (50,000 shares) will vest in equal amounts on the first, second, third and fourth anniversaries of the date of grant, and the remaining 50% of which will vest, if at all, upon the Company’s achievement of $220,000,000 in shareholders equity at the end of any fiscal quarter through and including December 31, 2009.

PENSION BENEFITS

The Company maintains a non-qualified, unfunded defined supplemental executive retirement plan (the “Supplemental Executive Retirement Plan” or “ SERP”) adopted January 1, 2003, in which Mr. Douglas Borror, Mr. David Borror, and other key employees of the Company participate. Under the SERP, participating employees are eligible for retirement benefits if certain vesting criteria set forth in the employee’s notice of participation are satisfied. Such vesting criteria include, among other things, participation in the SERP for a minimum of 72 months. Provided such criteria have been satisfied, upon the participant’s termination of employment, he will be entitled to receive, at his election, either (i) assignment of the insurance policy purchased by the Company as a source of the participant’s SERP plan benefit, or (ii) a lump sum cash payment in an amount equal to the participant’s account. In administering the SERP, the Company created an account (which account is an unfunded book-keeping entry) for each participant. The Company annually credits this account with an amount such that the value of the account at the date of the participant’s vesting in the SERP will equal the cash surrender value of the life insurance policy at vesting. The Company has no control or influence over the cash surrender value of the life insurance policy. For additional information, see COMPENSATION DISCUSSION AND ANALYSIS – Deferred Compensation Benefits - Supplemental Executive Retirement Plan beginning on page 43.

The following table further describes the benefits payable to Messrs. Douglas Borror and David Borror under the SERP at December 31, 2006.

Name	Plan Name	Number of Months Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Douglas G. Borror	Supplemental Executive Retirement Plan	48	841,416	—
William G. Cornely	—	—	—	—
David S. Borror	Supplemental Executive Retirement Plan	48	160,669	—
Jeffrey A. Croft	—	—	—	—

(1)

Represents the Named Executive Officer’s account balance under the SERP at December 31, 2006, which reflects all amounts credited by the Company to the executive’s account through that date. The Company periodically credits the account with the intent that, upon vesting, the account will have the same value as the cash surrender value of a life insurance policy which the Company has acquired. Currently, the Compensation Committee credits the account based upon an assumed rate of return of 5% which is based on the historical rate of return of the cash surrender value of the insurance policy. The Compensation Committee may periodically adjust the assumed rate of return should the case surrender value of the insurance policy deviate from its historical average, or for any other reason in its discretion.

NONQUALIFIED DEFERRED COMPENSATION

The Company maintains an Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) that permits officers, including the Named Executive Officers, and directors of the Company to voluntarily defer receipt of a portion of their annual compensation (up to 20% of total base salary and annual bonus for employees and up to 100% of directors’ fees for outside directors) until the date or dates selected by the participant. Under the Deferred Compensation Plan, the Company will make a matching contribution for each participant equal to 25% of the amount deferred, which matching contribution may not exceed $2,500 in any year. Our matching contribution vests in 20% increments over a five-year period, subject to accelerated vesting upon a “change in control.” The contribution and match amounts are used by the trustee of a rabbi trust to acquire common shares of the Company in the open market. These common shares are held and voted by the trustee pursuant to the rabbi trust agreement.

The following table shows certain information for the Named Executive Officers under the Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($) (2)
Douglas G. Borror	—	—	(72,675)	27,583	(3)	59,275
David S. Borror	—	—	(14,173)	15,343	(4)	13,340
Jeffrey A. Croft	—	—	—	—		—
William G. Cornely	—	—	—	—		—

(1)

Amount reflects change in value of the participant’s deferred compensation account from January 1, 2006 to December 31, 2006, based on the change in the fair market value of the Company’s common shares during the same period. Amounts reported in the aggregate earnings column are not included in the Summary Compensation Table for 2006 as such earnings are entirely derived from changes in the fair market value of the Company’s common shares. The Company reports salary, bonus, and matching contributions in the Summary Compensation Table for the year in which such amounts were deferred and matching contributions made.

(2)	Based on a closing price of $5.28 of the Company’s common shares on December 29, 2006.

(3)

Mr. Douglas Borror received a distribution of 3,732.54 vested shares under the Deferred Compensation Plan on August 16, 2006. Amount is based on a closing price of $7.39 of the Company’s common shares on August 15, 2006.

(4)

Mr. David Borror received a distribution of 1,442.0 vested shares under the Deferred Compensation Plan on January 3, 2006. Amount is based on a closing price of $10.64 of the Company’s common shares on December 30, 2005, which was the last trading day prior to January 3, 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

This section describes and quantifies the payments that would be due to the Company’s Named Executive Officers in connection with their termination, or in connection with a “change in control” of the Company.

Douglas G. Borror

On July 1, 2004, the Company entered into an employment agreement with Mr. Douglas Borror, pursuant to which Mr. Borror will be entitled to receive certain post-termination payments under various termination scenarios as more fully described below. Mr. Borror also currently holds restricted shares awarded under the Company’s 2003 Stock Plan, and participates in the Company’s Incentive Growth Plan, SERP, and Deferred Compensation Plan, each of which provide for post-termination payments to Mr. Borror under certain circumstances.

Pursuant to his employment agreement, in the event that Mr. Borror’s employment is terminated for cause (as defined in his employment agreement) or if he terminates his employment other than for good reason (as defined in his employment agreement), he will be entitled to receive any accrued but unpaid base salary, any accrued but unused vacation, and any unreimbursed business expenses, all as of the date of termination. Under the Executive Deferred Compensation Plan, Mr. Borror will also be entitled to receive vested shares in accordance with the distribution dates established by Mr. Borror at the time of deferral, which distributions may be accelerated by the Compensation Committee in its discretion. Mr. Borror’s retirement or resignation would be treated as a termination by Mr. Borror without good reason under his employment agreement. In the event of retirement, provided that all other vesting criteria have been satisfied, Mr. Borror would also be entitled to receive, at his election, either (i) assignment of the insurance policy purchased by the Company as a source of his SERP plan benefit, or (ii) a lump sum cash payment from his participant account, the amount of which account currently is intended to equal the net cash surrender value of the insurance policy at termination. As of December 31, 2006, the vesting criteria set forth under the SERP for Mr. Borror had not been satisfied.

If Mr. Borror’s employment is terminated as a result of death or disability, he (or his estate, as applicable) will be entitled to receive: (i) any accrued but unpaid base salary, any accrued but unused vacation, and any unreimbursed business expenses, all as of the date of termination; (ii) his target bonus award under the Incentive Growth Plan for the year in which termination occurs; and (iii) vested shares under the Deferred Compensation Plan in accordance with the distribution dates established by Mr. Borror at the time of deferral, subject to acceleration by the Compensation Committee. In addition, in the event of his death, Mr. Borror’s estate will be entitled to receive a contractually obligated death benefit from the Company, which the Company has funded through the purchase of a life insurance policy on Mr. Borror.

In the event that Mr. Borror’s employment is terminated by the Company without cause (as defined in the agreement) or he terminates his employment with the Company for good reason (as defined in the agreement), he will be entitled to the following:

•	any accrued but unpaid base salary, any accrued but unused vacation, and any unreimbursed business expenses, all as of the date of termination;

•	his target bonus award under the Incentive Growth Plan for the year in which termination occurs;

•

an amount equal to the greater of (a) two, or (b) the number of years (and fractions of years) remaining on the term of his employment agreement, multiplied by the greater of (c) the amount of the award paid to him under the Incentive Growth Plan for the last full year preceding his termination of employment or (d) the average of the amount of the award paid to him under the Incentive Growth Plan for the three years prior to his termination of employment, payable in equal monthly installments during the 24 month period following termination;

•

in exchange for non-competition, non-solicitation and non-disparagement covenants effective for two years after his termination without cause or for good reason, Mr. Borror will receive an amount equal to the greater of (a) 24 months, or (b) the number of months remaining on the term of his agreement, of base salary in effect on the date of termination, paid in equal monthly installments over the 24 month period following termination; and

•

continuation of coverage under our group health plan for a period of twenty-four (24) months after the date of termination or, if continuation is not permitted, an amount necessary for him (and, if applicable, his family) to obtain an individual health insurance policy that will provide coverage for the twenty-four (24) month period that is substantially similar to the coverage provided under our group health plan.

Additionally, under his employment agreement, as well as the 2003 Stock Plan and his restricted share award agreement, in the event of a termination by the Company without cause, any unvested restricted shares previously awarded to Mr. Borror will fully and immediately vest. Finally, Mr. Borror will be entitled to receive vested shares under the Deferred Compensation Plan in accordance with the distribution dates established by Mr. Borror at the time of deferral, subject to acceleration by the Compensation Committee.

In the event of a “change in control” of the Company, (i) any unvested restricted shares previously awarded to Mr. Borror will fully and immediately vest, and (ii) Mr. Borror will be entitled to receive vested shares under the Deferred Compensation Plan in accordance with the distribution dates established by Mr. Borror at the time of deferral, subject to acceleration by the Compensation Committee. If (1) Mr. Borror’s employment is terminated by the Company without cause or by Mr. Borror for good reason within 180 days prior to a “change in control,” or (2) Mr. Borror elects to terminate his employment for any reason within ten days following the “change in control,” in addition to the foregoing benefits, he will also be entitled to the following:

•	any accrued but unpaid base salary, any accrued but unused vacation, and any unreimbursed business expenses, all as of the date of termination;

•	his “stretch” bonus award under the Incentive Growth Plan for the year in which termination occurs;

•

an amount equal to three times his average annual award under the Incentive Growth Plan for the three full fiscal years ending before the date of termination, payable in equal monthly installments over the 36 month period following termination;

•

continuation of coverage under our group health plan for a period of thirty-six (36) months after the date of termination or, if continuation is not permitted, an amount necessary for him (and, if applicable, his family) to obtain an individual health insurance policy that will provide coverage for the thirty-six (36) month period that is substantially similar to the coverage provided under our group health plan;

•

continuation of his participation in the fringe benefit plans, policies and programs that he participated in on the date of termination for a period of thirty-six (36) months after the date of termination; and

•	an amount equal to any excise taxes imposed on any payments that constitute “parachute payments” under 280G(b) of the Internal Revenue Code (the “Code”).

Pursuant to his employment agreement, in exchange for non-competition, non-solicitation and non-disparagement covenants effective for three years after his termination under this scenario, Mr. Borror will also receive an amount equal to 300% of his average annual base salary over the three fiscal years preceding the date of termination, paid in equal monthly installments during the thirty-six (36) month period following the date of termination. For purposes of Mr. Borror’s employment agreement, a “change in control” will be deemed to have occurred upon the happening of any of the following events:

•

the replacement of a majority of the members of the Board of Directors serving as such on the date of the agreement for any reason other than death or disability, which replacement has not been approved by the Board of Directors of the Company;

•

an acquisition by tender or exchange offer, open market purchases, privately negotiated purchases, or exercise of stock pledge, by one or more persons (other than the Borror family) of equity securities of the Company representing more than 29% of the combined voting power of our outstanding securities; or

•	the failure of the Borror family at any time to have (on a fully diluted basis) ownership of 30% of the Company’s outstanding equity securities.

Finally, under the SERP, if Mr. Borror’s employment is terminated following a “change in control, and such termination (a) occurred after Mr. Borror reached the age of 55, (b) was for “good reason” (as defined in the SERP), or (c) was a termination by the Company without cause, then Mr. Borror will also be entitled to receive, at his election, either (i) assignment of the insurance policy purchased by the Company as a source of Mr. Borror’s SERP plan benefit, or (ii) a lump sum cash payment from his participant account, the amount of which account is currently intended to equal the net cash surrender value of the insurance policy at termination.

William G. Cornely and Jeffrey A. Croft

Effective January 16, 2006, and March 6, 2006, the Company entered into separate employment agreements with Mr. Cornely and Mr. Croft, respectively, pursuant to which each will be entitled to receive certain post-termination payments under various termination scenarios as more fully described below. Each of Messrs. Cornely and Croft also currently holds restricted shares under the 2003 Stock Plan, which shares will vest under certain termination scenarios. For purposes of this section only, Mr. Cornely and Mr. Croft are referred to as the “Executive.”

Pursuant to his employment agreement, if the Company terminates the Executive for cause (as defined in his employment agreement) or he terminates his employment other than for good reason (as defined in his employment agreement), he will be entitled to receive any accrued but unpaid base salary, any accrued but unused vacation, and any unreimbursed business expenses, all as of the date of termination. The Executive’s retirement or resignation would be treated as a termination by the Executive without good reason under his employment agreement.

In the event that the Executive’s employment is terminated as a result of death or disability, he (or his estate, as applicable) will be entitled to receive:

•	any accrued but unpaid base salary, any accrued but unused vacation, and any unreimbursed expenses, all as of the date of termination; and

•

a pro rata award under his annual incentive cash bonus plan, with proration based on service completed during the calendar year for which the award is determined, and payable based on the award that would have been paid had his employment not terminated.

If the Executive’s employment is terminated by the Company without cause (as defined in the agreement) or he terminates his employment with the Company for good reason (as defined in the agreement), in addition to the payments noted above, he will also be entitled to receive:

•

payments equal to twelve (12) months for Mr. Cornely, and eighteen (18) months for Mr. Croft, of the Executive’s base salary in effect on the date of termination, with a lump sum payment equal to six months’ of his base salary payable on the first day of the seventh month following the date of termination, and the remainder payable in separate, equal amounts, to be paid no less frequently than monthly;

•

a lump sum cash payment equal to eighteen months of the premium applicable to the Executive on the date of termination for he and his family under our group health plan, payable within thirty (30) days of the date of termination; and

•	full and immediate vesting of any unvested performance-based restricted shares previously awarded to the Executive.

In a termination without cause scenario, the pro rata annual incentive cash bonus award will be payable to the Executive on the later of (i) the date on which the award would have been paid had his employment not terminated and (ii) the first day of the seventh month following the date of termination.

In the event of a “change in control” of the Company, any unvested restricted shares previously awarded to the Executive will be fully and immediately vested. In addition, if the Executive’s employment is terminated by the Company without cause or by the Executive for good reason within two years following a “change in control” of the Company, the Executive will be entitled to receive:

•	any accrued but unpaid base salary, any accrued but unused vacation, and any unreimbursed expenses, all as of the date of termination; and

•

a pro rata award under his annual incentive cash bonus plan at the “target” level, with proration based on service completed during the calendar year for which the award is determined, and payable on the first day of the seventh month following the date of termination;

•

a lump sum cash payment equal to eighteen months of the premium applicable to Executive on the date of termination for he and his family under our group health plan, payable within five (5) days of the date of termination;

•	a single lump sum payment equal to two (2) times his annual base salary in effect on the date of termination, payable on the first day of the seventh month following the date of termination; and

•	reimbursement of out-placement expenses incurred during the six (6) months following termination, up to $5,000.

For purposes of each of Mr. Cornely’s and Mr. Croft’s employment agreements, a “change in control” will be deemed to have occurred upon the happening of any of the following events:

•	Douglas G. Borror and David S. Borror both cease to be members of the Company’s Board of Directors;

•

any direct or indirect acquisition by a person or group, directly or indirectly, of the Company’s securities representing more than 40 percent of the combined voting power of the Company’s then outstanding securities; provided, however, that a “person” or “group” will not include:

•	the Company;

•	any entity under common control with the Company;

•	BRC Properties Inc. or any of its shareholders or members of the family of Donald A. Borror; or

•	any employee benefit plan of any entity described above;

•

the adoption or authorization by the Company’s shareholders of a definitive agreement for the merger or other business combination of the Company in which the Company’s shareholders will own less than 50 percent of the voting power in the surviving entity or for the sale or other disposition of all or substantially all of the Company’s assets; or

•	the adoption by the Company’s shareholders of a plan relating to the liquidation or dissolution of the Company.

Each of Mr. Cornely’s and Mr. Croft’s employment agreements also contains non-competition, non-solicitation and non-disparagement covenants applicable for a period of twelve (12) months and eighteen (18) months, respectively, following the date of termination.

David S. Borror

On July 1, 2004, the Company entered into an employment agreement with Mr. David Borror, pursuant to which Mr. Borror will be entitled to receive certain post-termination payments under various termination scenarios as more fully described below. Mr. Borror also currently participates in the Company’s SERP and the Deferred Compensation Plan, each of which provide for post-termination payments to Mr. Borror under certain circumstances.

Pursuant to his employment agreement, in the event that Mr. Borror’s employment is terminated for cause (as defined in his employment agreement) or if he terminates his employment other than for good reason (as defined in his employment agreement), he will be entitled to receive any accrued but unpaid base salary, any accrued but unused vacation, and any unreimbursed business expenses, all as of the date of termination. Under the Deferred Compensation Plan, Mr. Borror will also be entitled to receive vested shares in accordance with the distribution dates established by Mr. Borror at the time of deferral, which distributions may be accelerated by the Compensation Committee in its discretion. Mr. Borror’s retirement or resignation would be treated as a termination by Mr. Borror without good reason under his employment agreement. In the event of retirement, provided that all other vesting criteria have been satisfied, Mr. Borror would also be entitled to receive, at his election, either (i) assignment of the insurance policy purchased by the Company as a source of the participant’s SERP plan benefit, or (ii) a lump sum cash payment from his participant account, the amount of which account currently is intended to equal the net cash surrender value of the insurance policy at termination. As of December 31, 2006, the vesting criteria set forth under the SERP for Mr. Borror had not been satisfied.

If Mr. Borror’s employment is terminated as a result of death or disability, he (or his estate, as applicable) will be entitled to receive: (i) any accrued but unpaid base salary, any accrued but unused vacation, and any unreimbursed business expenses, all as of the date of termination; (ii) a pro rata award under his annual incentive cash bonus plan, with proration based on service completed during the calendar year for which the award is determined, payable when the award would have been paid had his employment not terminated; and (iii) vested shares under the Deferred Compensation Plan in accordance with the distribution dates established by Mr. Borror at the time of deferral, subject to acceleration by the Compensation Committee. In addition, in the event of his death, Mr. Borror’s estate will be entitled to receive a contractually obligated death benefit from the Company, which the Company has funded through the purchase of a life insurance policy on Mr. Borror.

In the event that Mr. Borror’s employment is terminated without cause (as defined in the agreement) or he terminates his employment with the Company for good reason (as defined in the agreement), he will be entitled to the following:

•	any accrued but unpaid base salary, any accrued but unused vacation, and any unreimbursed expenses, all as of the date of termination;

•	an amount equal to the greater of: (a) his bonus award in the year preceding the date of termination, or (b) a pro rata award under his annual incentive cash bonus plan, with proration based on service completed during the calendar year for which the award is determined, payable in equal monthly installments during the 12 month period following termination; and

•	continuation of coverage under our group health plan for a period of eighteen (18) months after the date of termination; and

•

in exchange for non-competition, non-solicitation and non-disparagement covenants effective for one year after his termination without cause or for good reason, Mr. Borror will receive twelve (12) months of his base salary in effect on the date of termination, paid in equal monthly installments.

In the event of a “change in control” of the Company, Mr. Borror will be entitled to receive vested shares under the Deferred Compensation Plan in accordance with the distribution dates established by Mr. Borror at the time of deferral, subject to acceleration by the Compensation Committee. If (1) Mr. Borror’s employment is terminated by the Company without cause or by Mr. Borror for good reason within 180 days prior to a “change in control” of the Company, or (2) Mr. Borror elects to terminate his employment for any reason within ten days following the occurrence of a “change in control” of the Company, in addition to the foregoing benefits, he will be entitled to the following:

•	any accrued but unpaid base salary, any accrued but unused vacation, and any unreimbursed business expenses, all as of the date of termination;

•

a pro rata award under his annual incentive cash bonus plan, with proration based on service completed during the calendar year for which the award is determined, payable when the award would have been paid had his employment not terminated;

•

an amount equal to one and one-half (1  1/2) of the bonus award he received in the year preceding the date of termination, payable in equal monthly installments during the 18 month period following termination;

•	continuation of coverage under the Company’s group health plan for a period of eighteen (18) months after the date of termination; and

•	continuation of participation in the fringe benefit plans, policies and programs that he participated in on the date of termination for a period of eighteen (18) months after the date of termination.

If the sum of the foregoing payments, along with any benefits that Mr. Borror would be entitled to receive in the event of a change in control of our Company under various plans and programs in which he participates, constitute “excess parachute payments” under Section 280G(b) of the Code, then we will either (1) reimburse him for the amounts owed as excise taxes, or (2) reduce the amounts paid to him under the agreement so that his total payments would be $1.00 less than the amount that would be considered an “excess parachute payment,” whichever procedure provides Mr. David Borror with the greatest after-tax benefit.

Pursuant to his employment agreement, in exchange for non-competition, non-solicitation and non-disparagement covenants effective for eighteen (18) months after his termination under this scenario, Mr. Borror will also receive an amount equal to eighteen (18) months of his base salary in effect on the date of termination, paid in equal monthly installments. For purposes of his agreement, “change in control” has the same meaning as described above in Mr. Douglas Borror’s employment agreement.

Finally, under the SERP, if Mr. Borror’s employment is terminated following a “change in control, and such termination (a) occurred after Mr. Borror reached the age of 55, (b) was for “good reason” (as defined in the SERP), or (c) was a termination by the Company without cause, then Mr. Borror will also be entitled to receive, at his election, either (i) assignment of the insurance policy purchased by the Company as a source of Mr. Borror’s SERP plan benefit, or (ii) a lump sum cash payment from his participant account, the amount of which account currently is intended to equal the net cash surrender value of the insurance policy at termination.

The following tables quantify the payments due to the Named Executive Officers in the event of various termination events or a change in control. In each case, the termination is assumed to have occurred as of December 31, 2006.

Post-Employment Payments – Douglas G. Borror

Incremental Benefits Due to Termination Event	Disability ($)	Death ($)		Termination With Cause or by Executive without Cause (Resignation/ Retirement) ($)	Termination Without Cause ($)	Change in Control without Termination ($)	Change in Control with Termination ($)
Severance	—	—		—	1,125,000	—	1,866,667
Bonus/Long-Term Incentive Plan (1)	—	—		—	1,000,000	—	1,200,000
Acceleration of Equity Awards (2)	—	—		—	158,400	396,000	396,000
SERP	—	—		—	—	—	1,238,023
Executive Deferred Compensation Plan (2)	59,242	59,242		59,242	59,242	148,104	148,104
Other Benefits (3)	—	8,000,000	(4)	—	14,768	—	309,552
Gross-Up on Excise Taxes (5)	—	—		—	—	—	—	(5)

Total	59,242	8,059,242		59,242	2,357,410	544,104	5,158,346

(1)

In November 2006, Mr. Borror volunteered to forego any annual bonus that he might otherwise be entitled to receive under the Incentive Growth Plan. In addition, Mr. Borror declined to accept his annual bonus in 2005. Therefore, no bonus payout is reflected for termination upon death or disability and for change in control without termination, and both the termination without cause and change in control with termination amounts assume 2005 and 2006 bonuses of $0. For termination without cause, amount reflects Mr. Borror’s average annual bonus during the last three years ($400,000) multiplied by 2.5 (approximate number of years remaining on Mr. Borror’s employment agreement). For change in control with termination, amount reflects three times his average annual award under the Incentive Growth Plan for the three full fiscal years ending before the date of termination ($400,000).

(2)

Reflects accelerated vesting of 30,000 restricted common shares granted to Mr. Borror on October 22, 2002. For termination without cause, amount reflected is based on a closing price of $5.28 of the Company’s common shares at December 29, 2006. Change in control amounts assume a per share value of $13.20, which is 250% of the closing price of $5.28.

(3)

For termination without cause, reflects group health plan premiums based on actual values for Mr. Borror for 2006. For change in control with termination, amounts reflected are based on continuation of Mr. Borror’s benefits and perquisites for the 36 month period after December 31, 2006, using actual values for 2006 as reported in the SUMMARY COMPENSATION table at page 15. Includes $22,152 for group health plan premiums, $31,719 for long-term disability insurance premiums, and $14,085 related to payment of taxes related to financial planning reimbursement. Also includes $58,074 for country club dues and fees, $41,643 for reimbursement of dues and expenses related to membership in professional civic organizations, $78,729 for automobile lease payments, $30,000 for medical expense reimbursement, and $30,000 for financial planning reimbursement.

(4)

Includes a contractually obligated death benefit which the Company is obligated to pay upon the death of the executive officer. The Company has funded this obligation through the purchase of a life insurance policy from a third party. The Company's premium payments on this policy are reported as compensation for each executive officer in the SUMMARY COMPENSATION table at page 15 under the column ALL OTHER COMPENSATION.

(5)

Based on the Company’s analysis and current assumptions, no excise tax would have been imposed on these payments and, therefore, the Company would not have been required to make any gross-up payments to Mr. Borror.

Post-Employment Payments – William G. Cornely

Incremental Benefits Due to Termination Event	Death or Disability ($)	Termination With Cause or by Executive without Cause (Resignation/ Retirement) ($)	Termination Without Cause ($)	Change in Control without Termination ($)	Change in Control with Termination ($)
Severance	—	—	250,000	—	500,000
Bonus (1)	—	—	—	—	—
Acceleration of Equity Awards (2)	—	—	66,000	330,000	330,000
Other Benefits (3)	—	—	6,578	—	11,578

Total	—	—	322,578	330,000	841,578

(1)

In November 2006, Mr. Cornely volunteered to forego any annual bonus that he might otherwise be entitled to receive under his 2006 incentive cash bonus plan. Therefore, no bonus payout is reflected for termination upon death or disability, termination without cause, change in control without termination and change in control with termination.

(2)

For termination without cause, amount reflected is based on a closing price of $5.28 of the Company’s common shares at December 29, 2006 and upon accelerated vesting of 12,500 restricted common shares to Mr. Cornely on February 7, 2006. Change in control amounts assume a per share value of $13.20, which is 250% of the closing price of $5.28, and reflects accelerated vesting of 25,000 restricted common shares awarded to Mr. Cornely on February 7, 2006.

(3)	Includes payment of group health plan premiums based on actual values for 2006. For change in control with termination, also includes reimbursement of outplacement services.

Post-Employment Payments – Jeffrey A. Croft

Incremental Benefits Due to Termination Event	Death or Disability ($)	Termination With Cause or by Executive without Cause (Resignation/ Retirement) ($)	Termination Without Cause ($)	Change in Control without Termination ($)	Change in Control with Termination ($)
Severance	—	—	600,000	—	800,000
Bonus (1)	—	—	—	—	—
Acceleration of Equity Awards (2)	—	—	264,000	1,320,000	1,320,000
Other Benefits (3)	—	—	7,464	—	12,464

Total	—	—	871,464	1,320,000	2,132,464

(1)

In November 2006, Mr. Croft volunteered to forego any annual bonus that he might otherwise be entitled to receive under his 2006 incentive cash bonus plan. Therefore, no bonus payout is reflected for termination upon death or disability, termination without cause, change in control without termination, and change in control with termination.

(2)

For termination without cause, amount reflected is based on a closing price of $5.28 of the Company’s common shares at December 29, 2006 and upon accelerated vesting of 50,000 restricted common shares awarded to Mr. Croft on May 11, 2006. Change in control amounts assume a per share value of $13.20, which is 250% of the closing price of $5.28 and reflects accelerated vesting of 100,000 restricted common shares awarded to Mr. Croft on May 11, 2006.

(3)	Includes payment of group health plan premiums based on actual values for 2006. For change in control with termination, also includes reimbursement of outplacement services.

Post-Employment Payments – David S. Borror

Incremental Benefits Due to Termination Event	Disability ($)	Death ($)		Termination With Cause or by Executive without Cause (Resignation/ Retirement) ($)	Termination Without Cause ($)	Change in Control without Termination ($)	Change in Control with Termination ($)
Severance	—	—		—	125,000	—	187,500
Bonus/Long-Term Incentive Plan (1)	—	—		—	—	—	—
SERP	—	—		—	—	—	255,704
Executive Deferred Compensation Plan (2)	13,337	13,337		13,337	13,337	33,343	33,343
Other Benefits (3)	—	1,200,000	(4)	—	7,502	—	88,455
Gross-Up on Excise Taxes	—	—		—	—	—	—	(5)

Total	13,337	1,213,337		13,337	145,839	33,343	565,002

(1)

In November 2006, Mr. Borror volunteered to forego any annual bonus that he might otherwise be entitled to receive under his 2006 incentive cash bonus plan. In addition, Mr. Borror declined to accept his annual bonus in 2005. Therefore, no bonus payout is reflected for termination upon disability, death, termination without cause, and change in control with termination.

(2)

For death or disability and for termination without cause, amount reflected is based on a closing price of $5.28 of the Company’s common shares at December 29, 2006. Change in control amounts assume a per share value of $13.20, which is 250% of the closing price of $5.28.

(3)

For termination without cause, includes group health plan premiums based on actual values for Mr. Borror for 2006. For change in control with termination, assumes continuation of Mr. Borror’s benefits and perks for 18 months after December 31, 2006, based on actual values for 2006 as reported in the SUMMARY COMPENSATION table at page 15. Includes $14,549 for long-term disability premiums. Also includes medical expense reimbursement and financial planning reimbursement, neither of which individually exceeds $25,000. Also includes $26,213 for automobile lease payments.

(4)

Includes a contractually obligated death benefit which the Company is obligated to pay upon the death of the executive officer. The Company has funded this obligation through the purchase of a life insurance policy from a third party. The Company’s premium payments on this policy are reported as compensation for each executive officer in the SUMMARY COMPENSATION table at page 15 under the column ALL OTHER COMPENSATION.

(5)

Based on the Company’s analysis and current assumptions, no excise tax would have been imposed on these payments and, therefore, the Company would not have been required to make any gross-up payments to Mr. Borror.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the material terms, principles and objectives of the Company’s compensation arrangements for the Company’s Chairman and Chief Executive Officer and other executive officers.

Overview of Compensation Program and Philosophy

The Company’s executive compensation program is intended to attract, reward and retain qualified executives, and to motivate these individuals to effectively manage the Company’s business in order to enhance shareholder value. Within this overall philosophy, the executive compensation program seeks to promote the following key objectives:

•

align the financial interests of executive officers and other key employees with those of shareholders by (1) linking a significant percentage of total compensation to the Company’s financial performance and achievement of strategic goals, and (2) ensuring that each executive officer has equity-based, long term incentive opportunity;

•	reward individual contribution and achievement; and

•	offer a total compensation program that takes into consideration the compensation practices of industry competitors with which the Company competes for executive talent.

To achieve these objectives, the Company’s executive compensation program is primarily composed of: (i) annual cash compensation, consisting of base salary and annual incentive cash bonus, and (ii) long-term equity compensation, which includes share-based equity grants under the Company’s Amended and Restated 2003 Stock Option and Incentive Equity Plan (the “2003 Stock Plan”). The Company also offers deferred compensation benefits through the Executive Deferred Compensation Plan (“Deferred Compensation Plan”), and retirement benefits under the Supplemental Executive Retirement Plan (“SERP”), as well as certain executive perquisites and generally available benefit programs.

In establishing compensation levels for the Company’s executive officers, the Compensation Committee (the “Committee”) reviews and considers various information including benchmarking data for industry peers, compensation summary or “tally sheets” detailing all compensation components and total compensation for each of the executive officers, and historical compensation data. For 2006 compensation, the Committee also considered the results and recommendations of an analysis conducted by an independent compensation consultant engaged by the Committee. The Committee also considered internal pay equity data prepared by management. The Committee uses all of this information to determine whether the Company’s executive compensation programs and pay levels are meeting the Company’s compensation objectives.

Role of the Compensation Committee

The Company’s executive compensation program is overseen and administered by the Compensation Committee (the “Committee”) of the Board of Directors, which has been appointed by the Board of Directors (the “Board”) to discharge the Board’s responsibilities relating to compensation of the Company’s executives and directors. The Committee is comprised entirely of independent non-employee directors as determined in accordance with listing requirements of The Nasdaq Stock Market, and various rules and regulations of the Securities and Exchange Commission and the Internal Revenue Code. The Committee operates under a written Charter adopted by the Board. A copy of the Charter is available at www.dominionhomes.com under the heading “Investor Relations” – “Corporate Governance.” The Committee meets as often as it determines necessary to perform its duties, and met 6 times in 2006. The Committee Chairman works with the Chief Executive Officer to establish the meeting agenda. The Chief Executive Officer typically attends the Committee’s meetings.

The Chief Executive Officer makes recommendations to the Committee on the base salary, incentive bonus targets and equity compensation for the other executive officers and senior management team, including the executive officers hired by the Company in 2006. The Committee considers, but is not bound to and does not always accept the Chief Executive Officer’s recommendations with respect to executive compensation. Regarding the Chief Executive Officer’s compensation, the Committee discusses his compensation package with him, but makes decisions with respect to his compensation without him present. The Committee has the ultimate authority to make decisions with respect to the compensation of the Company’s executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees. To date the Committee has not delegated any of its authority with respect to the compensation of such Named Executive Officers.

Compensation Committee Advisors

The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities and has done so in the past. In the second half of fiscal 2005, the Committee retained Hewitt Associates (“Hewitt”) as its independent compensation consultant to review the Company’s executive compensation structure and programs. The Committee’s objective in retaining an independent consultant was to assess the extent to which the Company’s compensation structure and programs (i) are consistent with industry peers and companies of similar size; and (ii) further the Company’s own compensation objectives. The results of this review were considered by the Committee in determining executive compensation in 2006.

As part of its review, Hewitt analyzed the Company’s executive compensation programs as compared to, among other things: (1) data from four homebuilding compensation surveys the Company has used in the past, which data was somewhat limited as it included base salary and cash bonus information, but not equity compensation information; (2) a comparator group consisting of 16 public homebuilding companies with sales under $5 billion, based on data from the companies’ proxy statement filings (the “Proxy Group”); and (3) a comparator group consisting of companies from the Proxy Group with annual revenues between $300 million and $1.2 billion, which was a total of 6 companies (the “Select Group”). In an effort to size-adjust the data to allow for better comparisons with the Company’s executive compensation programs, market values in the Proxy Group reflected the 50th percentile (median) of the group, and in the Select Group reflected the 25th percentile of the group. Among the homebuilders in the Select Group were four companies with family ownership of greater than 20%.

Among Hewitt’s observations regarding the Company’s executive compensation programs were: (1) the Company’s cash compensation (base salary and annual cash incentive bonus) for executives is consistent with the homebuilding industry and the Company’s size based on comparisons to industry surveys, the Proxy Group and Select Group, and (2) the Company’s long-term incentives, and the total of cash compensation and long term incentives, were below peer levels in the homebuilding industry based on comparisons to the Proxy Group and the Select Group.

As a result of these observations, Hewitt recommended that the Company could improve the overall balance of its executive compensation program and further its compensation objectives by enhancing its use of long-term incentives. In response to this recommendation, in February 2006, the Compensation Committee recommended to the Board of Directors, and the Board approved, long-term equity incentive awards to certain of the Company’s officers and key employees, including executive officers Jeffrey Croft and William Cornely, under the 2003 Stock Plan. These awards were made in the form of restricted common shares of the Company, a portion of which vest over a period of four years from the date of grant, and a portion of which vest only upon the Company’s achievement of pre-established performance objectives. For additional information regarding these restricted share awards, see COMPENSATION DISCUSSION AND ANALYSIS – Long-Term Equity Compensation – Restricted Shares beginning at page 41. During its engagement, Hewitt reported directly to the Compensation Committee. It is the Compensation Committee’s intent to engage an independent compensation consultant every 3-4 years to review the Company’s executive compensation practices.

Elements of Executive Compensation

The primary elements of the Company’s executive compensation program are (i) annual cash compensation, consisting of base salary and annual incentive cash bonus, and (ii) long-term equity compensation, which includes share-based equity grants under the Company’s 2003 Stock Plan. The Company also offers deferred compensation benefits, as well as certain executive perquisites and generally available benefit programs. The Company has chosen these elements because it believes that they will further one or more of the Company’s executive compensation program objectives. For instance, the Company provides long-term equity grants to executive officers and key employees to provide an incentive and reward for achieving long-term business objectives, to align these individuals’ interests with our shareholders, and to retain key talent.

Annual Cash Compensation

General. In determining annual cash compensation for the Company’s executive officers and other key employees, the Compensation Committee typically reviews several nationally-compiled databases of compensation by other homebuilding companies for various executive positions, including data specific to public homebuilding companies, homebuilding companies of a size comparable to the Company and homebuilding companies operating in the Midwest. This peer group includes many of those companies within the S&P Homebuilding Index. Additionally, the Company believes that it competes for executive talent with companies not included in this Index, based on the Company’s size and geographic location. Therefore, the Committee reviews general industry survey data on companies of comparable size and geographic location. The Committee also reviews annually a compensation summary or “tally sheet” detailing the total compensation of each of the Company’s executive officers, including base salary, annual incentive cash bonus, equity awards, perquisites and benefits, and any other compensation.

In determining the amount of annual cash compensation for 2006, the Committee relied primarily on a report prepared by Hewitt in late 2005, which, as noted above, included a comparison of the Company’s executive officer cash compensation to its peers as reflected in a compilation of homebuilding compensation surveys, a Proxy Group, and a Select Group. Based on these comparisons, the Hewitt report indicated that the Company’s cash compensation (base salary and annual cash incentive bonus) for executives is consistent with the homebuilding industry and the Company’s size.

Base Salary. The Company recognizes that the homebuilding business is cyclical and that the Company’s financial performance depends, in large part, on whether the homebuilding business is in a favorable or unfavorable cycle. Base salaries are intended to provide the executive officer with a base level of annual income that, unlike incentive cash bonus awards and other components of executive compensation, does not vary significantly from year-to-year based on the Company’s annual performance. In keeping with the Company’s compensation objective of attracting and retaining qualified executives, executive officer base salaries are targeted to be competitive with average base salaries paid to executive officers with comparable responsibilities at peer companies. Generally, base salaries are targeted at the 25th to 50th percentile of the peer group range. The Compensation Committee reviews annually the base salary of the Chief Executive Officer and the other executive officers as compared to the peer group data and makes adjustments as it believes are warranted based on these considerations as well as the individual’s contributions to the Company.

For 2006, the Committee considered information contained in the Hewitt report, which indicated that the base salaries paid to the Company’s executive officers were generally consistent with the Proxy Group at the 25th percentile and the Select Group at the 50th percentile, and slightly above the homebuilding industry surveys. Based on this information and other relevant factors, the Committee approved management’s recommendation that no executive officer base salaries be increased for 2006. In January 2006, Mr. Cornely was hired as SVP of Finance and CFO of the Company. Mr. Cornely’s base salary was set at $250,000, which was the same as the base salary of the Company’s previous SVP of Finance and CFO at the time of his departure. In March 2006, Mr. Croft was hired as President and COO of the Company. Mr. Croft’s base salary was set at $400,000, which was consistent for this position as compared to the Proxy Group, the Select Group, and the homebuilding industry surveys. In establishing Mr. Croft’s base salary, the Committee also considered the suggestions of an outside executive search firm engaged by the Company to assist with the President and COO search as to the range of base salary compensation that would attract qualified candidates.

In August 2006, each of Messrs. Douglas Borror and David Borror offered to have their base salaries reduced significantly. The Committee and the Board approved these base salary reductions, which included a decrease from $650,000 to $450,000 for Mr. Douglas Borror and from $250,000 to $125,000 for Mr. David Borror. These decreases were originally effective from July 30, 2006 through December 31, 2006, and have been extended for 2007.

Regarding 2007 base salaries, the Committee has again approved management’s recommendation that no increases be made to executive officer base salaries, and in addition has approved a further reduction in Mr. David Borror’s base salary to $100,000 in connection with his transition from Corporate Executive Vice President to Vice Chairman of the Board, effective as of January 1, 2007.

Incentive Cash Bonus. The Company believes that a significant portion of the total compensation potential of its executive officers and other key employees should be related to the achievement of the Company’s corporate performance objectives, which the Committee reviews and approves during the first quarter of each fiscal year. These performance objectives form the basis of the executive officer annual incentive cash bonus plans and the Incentive Growth Plan for Mr. Douglas Borror. Payment of annual incentive cash bonus awards under the Incentive Growth Plan and under the annual plans depends on the achievement of the corporate performance objectives as set forth in the plans. The Committee has the discretion to decrease bonuses paid under these plans even if the performance objectives are achieved.

In 2006, Mr. Douglas Borror’s Incentive Growth Plan and the other executive officer incentive cash bonus plans included three performance objectives: (i) the Company’s net income (weighted at 40%) (ii) a reduction in the Company’s outstanding debt under its credit agreement (weighted at 40%), and (iii) the Company’s customer satisfaction rating (weighted at 20%). The net income and debt management objectives were selected to link a significant portion of the executive officer’s bonus potential to the Company’s profitability in 2006, and were given equal weight. The customer satisfaction objective, which is determined based on customer responses to Company surveys about the customer’s home buying experience, was selected based on the importance of customer referrals to the Company’s business, but weighted less than the other objectives.

The incentive cash bonus plans also contained three levels for achievement of performance objectives: (i) a “target” level, which, if achieved for all performance objectives, would pay out at 30% of the executive officer’s base salary; (ii) a “stretch” level, which if achieved for all performance objectives, would pay out at 75% of base salary, and (iii) an “exceptional” level, which if achieved for all performance objectives, would pay out at 125% of base salary. These plans reflect the Company’s pay-for-performance philosophy with respect to annual incentive compensation, with bonus award potential increasing as the Company’s performance in these areas increases. Under the 2006 plans, the performance objectives were established at the following levels:

•	for net income, “target” equaled the Company’s budgeted net income of $2,147,000; “stretch” equaled $5,147,000, and “exceptional” equaled $9,147,000;

•	for debt management, “target” equaled $175,000,000, “stretch” equaled $165,000,000, and “exceptional” equaled $155,000,000; and

•	for customer satisfaction, “target” equaled a 94% positive referral response, “stretch” equaled 95% a positive referral response, and “exceptional” equaled a 96% positive referral response.

The 2006 incentive cash bonus plans for Messrs. Croft and Cornely also included a guaranteed minimum bonus component which was part of each of their employment agreements and offered in connection with their initial employment with the Company. These guaranteed bonuses were offered as part of an overall competitive compensation package that would attract qualified executives, and in recognition of the difficulty in achieving the performance objectives set forth in 2006. In August 2006, Messrs. Croft and Cornely each volunteered to forego these guaranteed bonuses, which represented $250,000 for Mr. Croft, and $100,000 for Mr. Cornely. In addition, in November 2006, Messrs. Croft and Cornely, and Messrs. Douglas Borror and David Borror each offered to forego any annual cash incentive bonuses that these executive officers might otherwise be entitled to receive pursuant to the terms of their annual incentive compensation plans described above. The Committee and the Board approved this recommendation, and management’s further recommendation that no annual incentive cash bonus awards be paid to officers of the Company for 2006. Based on the Company’s final results for 2006, in which the Company failed to achieve both the target net income and debt management objectives, but achieved a 96% customer satisfaction rate, forgone bonus awards for the Company’s executive officers (including the guaranteed minimum bonuses) totaled $737,500.

In March 2007, the Committee approved the performance objectives and formula used to determine 2007 bonuses, if any, under the Incentive Growth Plan for Mr. Douglas Borror and for the other executive officers under their annual incentive cash bonus plans. Whether any cash bonus awards will be paid depends on actual performance during 2007 versus the predetermined goals. For each executive officer, these performance objectives included: (i) the Company’s EBITDA (weighted at 50%) (ii) closing units (weighted at 20%); (iii) a reduction in the Company’s outstanding debt under its credit agreement (weighted at 20%), and (iv) the Company’s customer satisfaction rating (weighted at 10%). Under the formula approved by the Committee, the annual cash incentive bonus awards for each executive officer will range from 25% to a maximum of 50% of the executive’s base salary. No bonus awards will be paid out at the “minimum” level, which reflects the Company’s 2007 forecasted results. The Committee also approved for each of Messrs. Croft and Cornely retention bonuses equal to 25% of their base salaries, payable as follows: 10% of the total retention bonus amount will be paid at the end of each of the first three fiscal quarters of 2007 (i.e., March 31st, June 30th, and September 30th), with the remaining 70% payable at year end. These retention bonuses are intended to encourage these individuals to remain with the Company during the current downturn in the homebuilding business cycle.

Long-Term Equity Compensation

General. Historically, the Company has generally provided long-term equity compensation in the form of restricted common shares and stock options under the Company’s 2003 Stock Plan. By providing executives with an ownership stake in the Company, restricted common share and stock option grants are intended to align executive interests with shareholder interests and to motivate executives to continually improve the long-term performance of the Company. The Company has also used long-term equity compensation to encourage the Company’s executive officers and other key employees to remain with the Company during downturns in the homebuilding business cycle, such as those the Company experienced in 2005 and 2006.

The Company’s Insider Trading Policy prohibits executive officers from trading in options, warrants, puts and calls or similar instruments with respect to Company securities and from selling Company securities “short” or other transactions that are intended to hedge against the economic risk of owning the Company’s shares. To date the Company has not adopted security ownership requirements for its executive officers.

Timing of Grants. The Committee typically awards equity compensation to executives and key employees of the Company at the following times: (i) in connection with the executive’s or key employee’s commencement of employment with the Company; and (ii) to reward an individual’s outstanding contributions to the Company. The grant date of the equity award is always the date that the Compensation Committee approves the grant. For stock options issued pursuant to the 2003 Stock Plan, the exercise price is always the closing price of the Company’s common shares on the day immediately preceding the grant date. In addition, beginning in 2006, the Committee began awarding equity compensation on an annual basis to certain executives and key employees, in connection with the Company’s annual compensation review and compensation-setting process for the upcoming year. These awards are typically approved by the Committee and the Board at the first quarter Board and Committee meetings, and are effective as of the date approved. The Committee has in the past discussed and in 2007 expects to consider adopting written procedures regarding the timing of equity grants.

Restricted Shares. As a result of Hewitt’s analysis and recommendations to the Compensation Committee in connection with its 2005 executive compensation review, in February 2006 the Compensation Committee approved and recommended to the Board of Directors, and the Board approved, long-term equity incentive awards to the Company’s officers and key employees under the 2003 Stock Plan. Select participants were awarded restricted shares of the Company, 50% of which vest in equal amounts over a period of four years from the date of grant, and the remaining 50% of which vest only upon the Company’s having achieved $220 million in shareholders equity at the end of any quarter during the 4 year period from the date of grant. This mix of time-based and performance awards places half of the value of the equity award at risk if the performance goal is not met during the four year period. These awards were also designed to retain the services of the recipients during the vesting period because the awards will be forfeited in most circumstances if the recipient leaves the Company before the award vests. Both Messrs. Croft and Cornely were awarded restricted shares in 2006 as part of these grants, receiving 100,000 restricted shares and 25,000 restricted shares, respectively.

Neither Mr. Douglas Borror nor Mr. David Borror received equity awards in light of their already significant equity ownership of the Company.

In determining the size of the 2006 restricted share awards for each participant, the Committee again considered information and recommendations contained in the Hewitt report. The Committee targeted awards with a value that, when added to the recipient’s total cash compensation (including base salary, 2006 bonus potential at the “target” level, and perquisites), would result in total compensation being near or slightly below the 25th percentile of total compensation among the Hewitt Select Group. In establishing the performance goal of $220 million in shareholders equity, the Committee considered the returns on equity that the Company would need to attain during the four year period in order for this objective to be met (approximately 13.4% over the four-year period), and believed that this goal was attainable, but not without difficulty. The Committee also considered the potential annual compensation expense attributable to the restricted share awards over the four year vesting period, the impact of the grants from a dilution standpoint, and the percentage of the Company’s total outstanding shares represented by the restricted share awards.

During the first quarter of 2007, the Committee and the Board again approved the grant of long-term equity incentive awards in the form of restricted shares to certain officers and key employees of the Company, including Messrs. Croft and Cornely, who received 37,500 shares and 25,000 restricted shares, respectively. The restricted shares granted are time-based only, and vest in equal amounts over the four year period from the date of grant. The Committee concluded that 100% of the awards would be time-based to increase their effectiveness in retaining the Company’s executives and certain key employees, but reduced the total number of shares awarded (with the exception of Mr. Cornely). At the CEO’s recommendation, Mr. Cornely received a greater number of shares in recognition of his outstanding efforts and performance in 2006, primarily in connection with the extension of the Company’s credit facility.

The Committee expects to continue to grant long-term equity incentives on an annual basis to the Company’s executive officers (excluding Messrs. Douglas Borror and David Borror) and other key employees under the 2003 Stock Plan to further align their interests with shareholder interests and to motivate these individuals to continually improve the long-term performance of the Company. Based on their significant equity interest in the Company, the Committee believes that the interests of Messrs. Douglas Borror and David Borror are already aligned with shareholder interests and that each is sufficiently motivated to improve the Company’s long-term performance.

Stock Options. Historically, the Committee has granted stock options under the 2003 Stock Plan on a periodic basis to the Company’s executive officers and other key employees, and may continue to do so in the future. Such stock option grants have an exercise price equal to 100% of the market value of the Company’s common shares on the date of grant (or 110% of the fair market value if the recipient owns shares representing more than 10% of the total combined voting power of all classes of our shares) and a vesting period ranging from three to five years. The Company believes that stock options align executive incentives with the interests of shareholders because the options only have value if the Company’s share price increases over time. In addition, stock options help retain key employees because they cannot be exercised until vested and, if not exercised, generally must be forfeited if the employee leaves the Company. No Named Executive Officers were awarded stock options in 2006. The Company awarded restricted shares to officers and key employees in 2006 rather than options because it believed that the restricted shares would serve as a greater retention vehicle, while allowing the Company to award fewer shares. The Company also considered the advantages of using restricted shares rather than options from an accounting standpoint.

Deferred Compensation Benefits

The Company offers deferred compensation benefits to its executive officers and key employees through the Executive Deferred Compensation Plan (“Deferred Compensation Plan”) and the Supplemental Executive Retirement Plan (“SERP”). The Deferred Compensation Plan allows participants to defer a portion of their compensation and to augment the deferred amounts by Company matches. As described more fully below, the Company also maintains a SERP which is intended to provide retirement benefits to participating executives if certain vesting conditions are met and if the participating executive does not leave employment with the Company prior to age 55.

Executive Deferred Compensation Plan. The Deferred Compensation Plan permits executive officers and certain key employees to elect to defer receipt of a portion of their annual compensation (20% of total base and bonus for employees). Under this Plan, the Company also makes a matching contribution for each participant equal to 25% of the amount deferred, which matching contribution may not exceed $2,500 in any year. The Company’s matching contribution vests in 20% increments over a five-year period, subject to accelerated vesting upon a “change in control.” The contribution and match amounts are used by the trustee of a rabbi trust to acquire common shares in the open market. These common shares are held and voted by the trustee pursuant to the rabbi trust agreement. The Company believes that participation in this Plan furthers the compensation objective of aligning executives’ interests with shareholders as Company matches and distributions are made in Company common shares. For a more detailed discussion of the deferred compensation arrangements relating to our Named Executive Officers, see the 2006 NONQUALIFIED DEFERRED COMPENSATION table beginning on page 22.

Supplemental Executive Retirement Plan. The Company maintains a non-qualified, unfunded defined Supplemental Executive Retirement Plan (“the SERP”) established January 1, 2003, to provide retirement benefits to executive officers and key employees of the Company. The SERP is intended to encourage participating employees to remain with the Company and contribute to its success. In 2004, the Company closed participation in the SERP to new executives and employees. As of December 31, 2006, there were six participants remaining in the SERP, including Mr. Douglas Borror and Mr. David Borror.

A participant qualifies for retirement benefits under the SERP if the participant terminates employment, other than because of death, after: (1) participating in the SERP for at least 72 months, and the Company’s net worth first exceeds $100,000,000 or a higher amount as specified in his or her participation agreement, or (2) a change in control (as defined in the SERP) occurs, and if the participant’s termination: (a) occurred after the participant’s retirement age (generally, age 55), (b) was for good reason (as defined in the SERP), regardless of the participant having reached retirement age, or (c) was without cause (as defined in the SERP), regardless of the participant having reached retirement age. If the participant’s employment is terminated as a result of his or her death, no benefit will be paid from the SERP and the deceased participant’s account will be forfeited.

The amount of the participant’s benefit is determined on account balances established for each participant to which the Company makes a discretionary annual credit. Currently, the amount credited annually is intended to provide the participant with a benefit, at vesting, equal to the cash surrender value of the insurance policy purchased by the Company on the participant’s life. To fund the retirement benefit, the Company has purchased cost recovery life insurance on the lives of the participants in the SERP. The Company is the sole owner and beneficiary of such policies. The amount of the coverage is designed to provide sufficient revenues to cover all costs of the SERP if assumptions made as to policy earnings are realized.

Upon satisfaction of the qualification requirements set forth above, the participant is entitled to receive, at his or her election, either (i) assignment of the insurance policy purchased by the Company, or (ii) a lump sum cash payment in an amount equal to the participant’s account at termination. If for any reason the qualification requirements are not met at the time of the participant’s termination, any accrued benefits are automatically forfeited and are recognized by the Company as income at that time.

For additional information regarding the SERP as it relates to Messrs. Douglas Borror and David Borror, see the 2006 PENSION BENEFITS table beginning on page 21 of this proxy statement.

Perquisites and Benefits

The Company provides certain benefits and perquisites to its executive officers that it feels will enable these individuals to efficiently perform their responsibilities and to minimize distractions. The Company believes that the benefits and perquisites are consistent with the Company’s objective in attracting and retaining qualified executives.

Benefits. The following benefits are generally available to full-time employees of the Company:

•	medical and dental coverage;

•	short-term and long-term disability coverage;

•

participation in the Company’s 401(k) savings plan, which includes a Company match equal to 100% of the employee’s pre-tax contribution, on the employee’s contribution of up to 3%, and a 50% match of the employee’s pre-tax contribution for the following 2% contributed; and

•	customary vacation, leave of absence and other similar policies.

Executive officers are eligible to participate in these programs on the same basis as the rest of the Company’s employees.

In addition, Douglas G. Borror and David S. Borror are entitled to a contractually obligated death benefit payable by the Company in the event of their death. For additional information, see POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL beginning at page 23.

Perquisites. Additional perquisites offered to the Company’s executive officers include company-paid life insurance, financial planning reimbursement, medical expense reimbursement, memberships to country and/or social clubs, a monthly automobile allowance or use of a Company leased car, and payments of taxes incurred as a result of the payment of benefits. In the past, the Committee has also approved the personal use of the Company’s airplane by Mr. Douglas Borror and Mr. David Borror, not to exceed pre-established annual limits, which personal use the Company values utilizing the method set forth in the SUMMARY COMPENSATION table at explanatory note 4 beginning on page 15 of this proxy statement. On May 2, 2006, the Committee suspended all personal use of the Company aircraft for the remainder of 2006. By October 2006, the Company had sold all of its interest in the Company’s aircraft. During 2006, the Company also provided relocation benefits to Jeffrey Croft in connection with his commencement of employment with the Company.

For a more detailed discussion of these perquisites and their valuation, see the SUMMARY COMPENSATION table and accompanying explanatory notes beginning on page 15.

Compensation of Chief Executive Officer in 2006

Base Salary. In determining the 2006 base salary for Douglas G. Borror, the Company’s Chief Executive Officer and Chairman, the Committee reviewed the compensation data and analysis contained in the Hewitt report, and considered Mr. Borror’s increased responsibilities in also serving as President of the Company throughout 2005. The Hewitt report indicated that Mr. Borror’s base salary of $650,000 was consistent with the Select Group and slightly above the Proxy Group. The Committee concluded and approved that Mr. Borror’s salary remain at $650,000 for 2006. As previously noted in this Compensation Discussion and Analysis, in August 2006 Mr. Borror took a voluntary reduction in base salary to $450,000 effective July 30, 2006 through December 31, 2006. At Mr. Borror’s recommendation, the Committee determined that the reduction in base salary will continue to be effective for 2007.

Annual Incentive Cash Bonus. Mr. Douglas Borror’s annual incentive cash bonus was established in accordance with the Company’s Incentive Growth Plan based on the achievement of Performance Criteria (as defined in the Incentive Growth Plan) established by the Compensation Committee in the first quarter of 2006. For 2006, these Performance Criteria were the same as the Committee approved for the Company’s other executive officers. See COMPENSATION DISCUSSION AND ANALYSIS – Annual Cash Compensation – Incentive Cash Bonus beginning at page 39 herein. In October 2006, Mr. Borror offered to forego any incentive cash bonus that he might otherwise be entitled to receive under the Incentive Growth Plan. Additional information regarding the Incentive Growth Plan is set forth below.

Incentive Growth Plan. In 2002, the Company’s shareholders adopted the Dominion Homes, Inc. Incentive Growth Plan (the “Incentive Growth Plan”) to provide tax-deductible incentive compensation to the Company’s most senior executive officers whose compensation is anticipated to exceed $1,000,000 in any year. Incentive compensation is paid under the Incentive Growth Plan only if specified performance criteria are met over the course of a performance cycle. Currently, Mr. Borror is the only employee participating in the Incentive Growth Plan.

The Incentive Growth Plan is administered by the Committee, which is responsible for establishing for each plan participant (1) a target bonus, and (2) the performance criteria used to determine the portion of the target bonus that the participant will receive at the end of any given performance cycle. Performance criteria are established (and communicated to participants in writing) no later than the earlier of (1) ninety (90) days after the beginning of the applicable performance cycle, or (2) the expiration of 25% of the applicable performance cycle. At the end of each performance cycle, the Committee certifies to the Board of Directors the extent to which each participant has or has not met the performance criteria and the portion, if any, of the target bonus that is to be paid to the participant. If the Board of Directors approves, this amount is distributed in a single cash payment within 90 days after the end of the performance cycle unless the participant has made an irrevocable election to defer all or part of his or her incentive compensation into the Company’s Deferred Compensation Plan. If this election is made, the deferred incentive compensation will be credited to the participant’s Deferred Compensation Plan account and distributed under the terms of that plan.

Subject to any contrary agreement between the Company and the participant, a participant who terminates employment before the end of a performance cycle will forfeit all right to receive any amount under the Incentive Growth Plan (other than any amounts earned during any performance cycle that ended before his or her termination, which amounts will be paid). A participant who retires, dies or becomes disabled during a performance cycle will receive a prorated distribution at the end of the performance cycle during which he or she retired, died or became disabled, calculated in accordance with the proration formula set forth in the Incentive Growth Plan.

Within sixty days of a “change in control” of the Company, the Company will distribute to each Incentive Growth Plan participant the participant’s bonus for the year in which the change in control occurred. The Company will make the distribution whether or not the performance criteria for that period have been met and whether or not the pending performance cycle has been completed. If, however, the sum of all payments made upon a change in control as described in the Incentive Growth Plan, and those provided under all other plans, programs or agreements between the participant and the Company and its subsidiaries, constitute “excess parachute payments,” then the Company will either (1) reimburse the participant for specified amounts owed as excise taxes, as described in the Incentive Growth Plan, or (2) reduce the amounts paid to the participant under the Incentive Growth Plan so that the participant’s total payments would be $1.00 less than the amount that would be considered an “excess parachute payment.” The Company will use the procedure which provides the affected participant with the greatest after-tax benefit. In the case of Mr. Douglas Borror, however, pursuant to his employment agreement with the Company, the Company will pay him an amount equal to any excise taxes imposed on the “excess parachute payments,” plus any federal, state or local income, employment wage and other taxes due on such payments such that, after these taxes are paid, he will retain an amount equal to what he would have retained had the payments not been “excess parachute payments.”

Mr. Borror did not receive any share-based equity compensation in 2006.

During 2006, the Compensation Committee reviewed all components of Mr. Borror’s compensation, including projected payouts under his employment agreement with the Company based on several potential severance scenarios. A “tally sheet” setting forth all of the components of Mr. Borror’s compensation was reviewed by the Compensation Committee affixing dollar amounts under various payout scenarios.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company cannot take a tax deduction for certain compensation paid in excess of $1,000,000 to a “covered employee,” subject to certain exceptions. Generally, the Company’s covered employees are the Named Executive Officers, who are listed under the SUMMARY COMPENSATION table at page 15 of this proxy statement. The Incentive Growth Plan has been structured so that the annual bonus award to its participant is fully deductible for Federal income tax purposes.

REPORT OF THE COMPENSATION COMMITTEE

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this Report by reference in such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2006. Based on the review and discussions, the Committee has recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for its 2007 Annual Meeting of Shareholders.

This report is submitted by the Compensation Committee.

Zuheir Sofia, Chairman
Robert R. McMaster
David P. Blom

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2006, no member of the Compensation Committee (1) was a current or former executive officer of the Company, or (2) had a reportable business relationship with the Company.

DIRECTOR COMPENSATION

During 2006, our non-employee directors received a fee of $10,000 per quarter for Board service. Non-employee directors who served on the Audit Committee (other than the Audit Committee Chairman) received an additional fee of $1,250 per quarter, and the Audit Committee Chairman received an additional fee of $2,500 per quarter. The Chairman of the Compensation Committee received an additional fee of $1,250 per quarter. Until the second quarter of 2006, the Chairman of the Governance Committee received an additional fee of $6,250 per quarter, of which $1,250 related to his service on the Governance Committee and $5,000 related to his service as Lead Director. Beginning in the third quarter of 2006, the Governance Committee Chairman/Lead Director fee was reduced to $1,250 per quarter for service in both of these roles.

In addition, beginning in the third quarter of 2006, directors received at least 50% and, at their election, up to 100% of their director and committee fees otherwise payable to them in common shares of the Company (“Whole Shares”) under the Company’s 2003 Stock Plan. The Compensation Committee may, from time to time, increase or decrease the percentage of director fees payable in Whole Shares.

A director also may elect to defer the receipt of their director and committee fees (other than any portion payable in Whole Shares) through participation in our Deferred Compensation Plan and receive a matching contribution from us of 25% with respect to such deferred fees, which matching contribution may not exceed $2,500 in any year. No directors participated in the Executive Deferred Compensation Plan in 2006.

Non-employee directors are also entitled to participate in the Company’s Financial Planning Reimbursement Plan, which provides reimbursement for expenses incurred in personal financial planning of up to $7,500 in any calendar year for our independent directors. Additionally, under the 2003 Stock Plan, each non-employee director receives, on the first business day after each annual meeting of shareholders, provided that the director continues to serve on the Board of Directors on such date, a grant of a non-qualified stock option to purchase 2,500 common shares of our Company at an exercise price equal to the fair market value of the common shares on the date of grant. A director option is exercisable from the date of grant until the earlier of (i) the tenth anniversary of the date of grant or (ii) generally three months (one year in the case of a director who becomes disabled or dies) after the date the director ceases to be a director. Directors who are also employees of the Company do not receive any additional compensation for their service as directors.

The following table provides the compensation of our directors for the fiscal year ended December 31, 2006:

Name	Fees Earned or Paid in Cash ($) (1)		Stock Awards ($)	Option Awards ($) (2)	All Other Compensation ($) (3)		Total ($)
David P. Blom	42,500	(4)	—	17,808	5,556	(5)	65,864
R. Andrew Johnson	42,500	(6)	—	17,808	5,556	(5)	65,864
Robert R. McMaster (7)	22,500	(8)	—	17,808	—		40,308
Carl A. Nelson, Jr.	50,000	(9)	—	17,808	—		67,808
Zuheir Sofia	50,000	(10)	—	17,808	7,500	(11)	75,308
Donald A. Borror (12)	197,916	(13)	—	—	39,150	(14)	237,066
Gerald E. Mayo (15)	15,000		—	—	—		15,000
C. Ronald Tilley (15)	15,000		—	—	7,500	(11)	22,500

(1)

Beginning in the third quarter of 2006, directors received at least 50% and, at their election, up to 100% of their director and committee fees otherwise payable to them in common shares of the Company under the Company’s 2003 Stock Plan.

(2)

Amounts shown reflect the compensation expense recognized by the Company for financial statement reporting purposes with respect to stock options during the 2006 fiscal year in accordance with SFAS 123R. The assumptions used to calculate the value of stock awards are set forth under Notes 1 and 10 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2006 filed with the SEC on March 14, 2007.

(3)

Includes the aggregate incremental cost to the Company of personal use of the Company’s aircraft, calculated based on the variable operating costs to the Company, including the hourly rate, fuel costs, mileage, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the amortization of the purchase price of the Company’s interest in the aircraft, and the cost of maintenance not related to trips, are excluded.

(4)	Includes $19,997 in common shares of the Company (2,767 shares) received by Mr. Blom as director’s fees.

(5)	Amount reflects personal use of the Company aircraft.

(6)	Includes $11,244 in common shares of the Company (1,556 shares) received by Mr. Johnson as director’s fees.

(7)	Mr. McMaster was elected to the Board of Directors effective May 10, 2006.

(8)	Includes $13,493 in common shares of the Company (1,867 shares) received by Mr. McMaster as director’s fees.

(9)	Includes $12,495 in common shares of the Company (1,729 shares) received by Mr. Nelson as director’s fees.

(10)	Includes $12,495 in common shares of the Company (1,729 shares) received by Mr. Sofia as director’s fees.

(11)	Amounts reflects financial planning reimbursement.

(12)	Mr. Borror served as Chairman Emeritus of the Company during 2006 until his passing on December 31, 2006.

(13)

Amount represents base salary paid to Mr. Donald A. Borror’s during 2006. Mr. Borror volunteered to reduce his base salary from $250,000 to $125,000 effective July 30, 2006. Mr. Borror received no compensation in his capacity as a director of the Company.

(14)

Includes medical expense reimbursement, automobile lease payments, club dues and fees, payment of group term life insurance premiums and long-term disability premiums, none of which individually exceeds $25,000.

(15)	Messrs. Mayo and Tilley each retired from the Board effective May 10, 2006.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2006, concerning the aggregate number of our common shares that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans or arrangements approved by our shareholders and plans or arrangements not submitted to our shareholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and other rights and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(2)
Equity compensation plans approved by security holders (3)	1,603,735	$0.82	920,902
Equity compensation plans not approved by security holders	—	—	—
Total	1,603,735	$0.82	920,902

(1)	All outstanding options, warrants and rights were issued under the 1994 Incentive Stock Plan or the 2003 Stock Plan.

(2)	Excludes common shares listed in the first column as common shares to be issued upon exercise of outstanding options, warrants and rights.

(3)	Does not include shares subject to the Executive Deferred Compensation Plan. See NONQUALIFIED DEFERRED COMPENSATION beginning at page 22 herein.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this Report by reference in such filing.

General

The Audit Committee of our Board of Directors is comprised of three non-employee directors (listed below). After reviewing the qualifications of the current members of the Audit Committee, and any relationships they may have with the Company that might affect their independence from the Company, the Board of Directors has determined that: (1) all current Audit Committee members are “independent” as that concept is defined in Rule 10A-3(b)(1) of the Exchange Act, (2) all current Audit Committee members are independent and financially literate for purposes of the listing requirements of The Nasdaq Stock Market LLC and (3) Carl A. Nelson, Jr. qualifies as the Company’s Audit Committee financial expert under the applicable rules promulgated pursuant to the Exchange Act, and satisfies the standards for financial sophistication set forth in the listing requirements of The Nasdaq Stock Market.

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee is governed by a formal written charter that is reviewed and assessed annually (the “Charter”). A copy of the Charter, as amended and restated, is available to the public by accessing the Company’s Internet website at www.dominionhomes.com, and selecting “About Dominion Homes”—“Investor Relations” - “Corporate Governance.”

Review and Discussion with Independent Registered Public Accounting Firm

In discharging its oversight responsibility as to the audit process, the Audit Committee (1) obtained from PricewaterhouseCoopers LLP a formal written statement describing all relationships between PricewaterhouseCoopers LLP and the Company that might bear on PricewaterhouseCoopers LLP’s independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, (2) discussed with PricewaterhouseCoopers LLP any relationships or services that may impact the objectivity and independence of PricewaterhouseCoopers LLP, and (3) satisfied itself as to PricewaterhouseCoopers LLP’s independence.

Prior to the filing of each of the Company’s Quarterly Reports on Form 10-Q, the Audit Committee met with PricewaterhouseCoopers LLP to discuss the results of their interim reviews, including, when applicable, (1) new or changed accounting principles, (2) critical accounting policies, (3) unusual transactions, and (4) estimates, judgments and financial reporting risks related to such quarterly financial reports. The Audit Committee also received written communication and held discussions with PricewaterhouseCoopers LLP regarding the annual audit plan, including matters relating to accounting and financial reporting, critical accounting policies, higher risk and judgmental areas of financial reporting, and industry and business issues impacting the Company’s financial reports.

Prior to filing of the Company’s Annual Report on Form 10-K, the Audit Committee reviewed and discussed the results of PricewaterhouseCoopers LLP’s audit of the financial statements as of and for the year ended December 31, 2006. This review and discussion, conducted with and without management present, included all communications required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as well as critical accounting policies and the overall quality of the Company’s financial reporting.

Review and Discussion with Management

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2006, with management. Management has the responsibility for the preparation of the Company’s consolidated financial statements, and PricewaterhouseCoopers LLP has the responsibility for the examination of those consolidated statements.

The Audit Committee also reviewed and discussed with management their assessment of and assertion on the design and effectiveness of the Company’s internal control over financial reporting as of December 31, 2006. Management is responsible for maintaining effective internal control over financial reporting and for conducting an assessment of the design and effectiveness of the Company’s internal control over financial reporting. Management’s report regarding this assessment as of December 31, 2006 was not subject to attestation by PricewaterhouseCoopers LLP pursuant to temporary rules of the SEC that permit the Company, as a non-accelerated filer, to provide only management’s report.

The Audit Committee met quarterly with the Company’s Corporate Risk Management group and discussed the work performed by this group, whose efforts in 2006 were focused primarily on risk assessment, routine audit testing, and ongoing testing of the Company’s internal control over financial reporting and matters relating to compliance with the Sarbanes-Oxley Act of 2002. The Audit Committee also reviewed and discussed with management any complaints or concerns regarding accounting, internal accounting controls or auditing matters submitted to the Audit Committee, management, or one of the Company’s Ethics Officers, including through the Company’s anonymous Business Ethics Help Line, as well as the investigation of any such reports and any responsive action taken.

Conclusion

Based on the reviews and discussions with management and PricewaterhouseCoopers LLP noted above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the Company’s audited consolidated financial statements and report on management’s assertion on the design and effectiveness of internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, to be filed with the Securities and Exchange Commission.

This report of the Audit Committee was adopted by each of the members of the Audit Committee on March 14, 2007.

Audit Committee

Carl A. Nelson, Jr., Chairman
Robert R. McMaster
Zuheir Sofia

SELECTION OF INDEPENDENT REGISTERED ACCOUNTANTS

The Board of Directors has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, as the Company’s independent registered public accountants for the year ending December 31, 2006. PricewaterhouseCoopers LLP and its predecessors have audited the books of the Company and its predecessors since 1964. Management expects that a representative of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed for audit services rendered by PricewaterhouseCoopers LLP during the years ended December 31, 2006 and 2005 were $500,000 and $682,750, respectively. Audit fees for these periods were for professional services rendered for the audits and quarterly reviews of the consolidated financial statements of the Company, audit of internal control over financial reporting, statutory audits, issuance of consents, income tax provision procedures, and assistance with review of documents that the Company filed with the Securities and Exchange Commission.

Audit-Related Fees

The aggregate fees billed for audit-related services rendered by PricewaterhouseCoopers LLP during the year ended December 31, 2006 were $5,800. Audit-Related fees for this time period were for assurance and services related to consultations concerning financial accounting and reporting standards. No audit-related fees were billed during the year ended December 31, 2005.

Tax Fees

The aggregate fees billed for tax services rendered by PricewaterhouseCoopers LLP during the years ended December 31, 2006 and 2005 were $131,110 and $123,550, respectively. Tax fees for the periods indicated were for services related to tax compliance, including the preparation of tax returns, tax planning and tax advice.

All Other Fees

The aggregate fees billed for “Other” fees rendered by PricewaterhouseCoopers LLP during the year ended December 31, 2006 were $2,400 for software license fees. No “Other” fees were incurred for services rendered during the year ended December 31, 2005.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures regarding its pre-approval of the audit, audit-related, tax and all other non-audit services to be provided by the Company’s independent registered public accounting firm to the Company (the “Pre-Approval Policy”). This policy is designed to assure that the provision of such services does not impair the independence of the Company’s independent registered public accounting firm. Under the Pre-Approval Policy, at the beginning of each fiscal year, the Audit Committee will review the services proposed by management and the Company’s independent registered public accounting firm to be provided during that year. The Audit Committee will then provide its pre-approval based on the limitations set forth in the Pre-Approval Policy. Under the Pre-Approval Policy adopted by the Audit Committee for the year ending December 31, 2007, these limitations include the following:

•

In no case should the Company retain the Company’s independent registered public accounting firm to provide management consulting services or any non-audit services that are not permitted under applicable laws and regulations, including, without limitation, the Sarbanes-Oxley Act of 2002 and the Commission’s related rules and regulations.

•	Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.

•

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established annually by the Audit Committee, and the independent registered public accounting firm will update the Audit Committee on a quarterly basis on fees incurred for audit-related, tax, and other services. Any proposed services exceeding these levels will require separate pre-approval by the Audit Committee.

The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

All of the fees and services provided by PricewaterhouseCoopers LLP as noted herein were authorized and approved by the Audit Committee in compliance with the Pre-Approval Policy.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Description and Ownership of BRC

BRC is in the business of owning, managing and consulting on multifamily housing, commercial real estate and undeveloped real estate. Douglas G. Borror and David S. Borror, who are directors and officers of the Company, are directors of BRC. David S. Borror, Douglas G. Borror and Terry E. George also serve as President, Executive Vice President and Vice President, respectively, of BRC. Mr. George additionally serves as Secretary and Treasurer, and is a director, of BRC. The Borror family, directly and through its ownership of BRC, beneficially owned approximately 46.6% of the Company’s outstanding common shares as of March 16, 2007.

BRC has issued and outstanding 81,567 Class A (voting) common shares and 273,195 Class B (non-voting) common shares, all of which are beneficially owned by the children of Donald A. Borror, in some cases through trusts for their benefit, and by Terry E. George. Through their ownership and control of BRC, such persons are in a position to control the Company. See Ownership of Our Common Shares by Principal Shareholders beginning at page 3 of this proxy statement. The following table sets forth the share ownership of BRC as of March 16, 2007:

Shareholders	Class A Shares	Percentage of Class A Shares	Class B Shares	Percentage of Class B Shares	Combined Total	Percentage of Combined
Douglas G. Borror, Trustee of the Douglas G. Borror Revocable Trust (1)	43,099	52.84%	120,656	44.16%	163,755	46.16%
David S. Borror	23,328	28.60%	81,874	29.97%	105,202	29.65%
David S. Borror, Trustee, 1987 Irrevocable Qualified Subchapter S Trust (2)	9,321	11.43%	54,605	19.99%	63,926	18.02%
Terry E. George	5,819	7.13%	16,060	5.88%	21,879	6.17%

Totals	81,567		273,195		354,762

(1)

The Douglas G. Borror Revocable Trust is a revocable trust established by Douglas Borror pursuant to a trust agreement dated June 18, 2001. During his lifetime, Douglas Borror is the sole trustee and beneficiary of the Douglas G. Borror Revocable Trust. Upon the death of Douglas Borror, David Borror becomes the trustee and Douglas Borror’s children become the sole beneficiaries of the Douglas G. Borror Revocable Trust.

(2)

The 1987 Irrevocable Qualified Subchapter-S Trust is an irrevocable trust established by Donald Borror pursuant to a trust agreement dated June 26, 1987 (the “Irrevocable Trust”). David Borror is the trustee of the Irrevocable Trust and Donna Myers (Donald and Joanne Borror’s daughter and Douglas and David Borror’s sister) is the sole beneficiary of the Irrevocable Trust. The Irrevocable Trust expired upon the death of Donald Borror in December 2006.

BRC and its shareholders are parties to a Close Corporation Agreement (the “BRC Agreement”) that governs the operation of BRC and certain relationships among its shareholders. The BRC Agreement provides that all the voting power of the BRC shares is to be exercised by a majority of the directors of BRC, all of whom will be elected by Douglas G. Borror. David S. Borror has the right to appoint the directors of BRC in the event Douglas G. Borror and Donald A. Borror are both deceased or incapacitated and, in such event, it is anticipated that David S. Borror will appoint an advisory committee of the then existing members of the Board of Directors of the Company to assist him with material decisions affecting BRC, including issues involving BRC’s ownership of common shares of the Company.

Under the provisions of the BRC Agreement, David S. Borror is required to be elected as a director of BRC as long as he continues to hold at least 10% of the common shares of BRC, absent his removal for “cause” within the meaning of the BRC Agreement. As long as he continues to hold at least 10% of the common shares of BRC and as long as BRC has the ability to elect at least two directors of the Company, BRC also is required to use its best efforts to elect David S. Borror as a director of the Company. The BRC Agreement generally prohibits the transfer of common shares of BRC to persons who are not members of the Borror family unless certain procedures are followed. BRC is required to repurchase all of the common shares of BRC owned by Terry E. George in the event of his death or incapacity. BRC also is required to purchase a certain number of common shares of BRC from the estates of Borror family members. Under certain conditions, Borror family members who are not employed by BRC have the right to require BRC to repurchase common shares of BRC held by such family members. In certain instances, the obligation of BRC to repurchase common shares of BRC may be assumed by certain Borror family shareholders.

Transactions with BRC and Related Persons

The Company has a written policy regarding the procedures for review and approval of all related party transactions. This policy was last approved by the Audit Committee of our Board of Directors on March 14, 2007. Under this policy, the term “related party” has the same definition as provided under Item 404 of Regulation S-K under the securities regulations. A “related party transaction” includes any transaction, arrangement or relationship in which the Company (or any of its subsidiaries) was, is or will be a participant, and in which the related party had, has or will have a direct or indirect interest, regardless of the dollar amount of the transaction.

The policy provides that all related party transactions be submitted to the Audit Committee for approval or ratification. The Audit Committee will consider all relevant information available, including but not limited to (i) the terms of the transaction; (ii) the benefits of the transaction to the Company; (iii) the extent of the related party’s interest in the transaction, (iv) the availability of other sources for comparable products or services; (v) whether the proposed transaction is on terms comparable to the terms available to an unrelated third party, and (vi) if applicable, the impact on an outside director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder, or executive officer.

The Audit Committee will approve or ratify related party transactions that it determines in good faith are consistent with the best interests of the Company. The Audit Committee may engage one or more independent advisors to assess the fairness of the transaction to the Company. All related party transactions required to be disclosed in the Company’s SEC filings shall be disclosed in accordance therewith. Prior to October 2003, when the Audit Committee assumed responsibility for reviewing related party transactions, all such transactions were reviewed by the Affiliated Transactions Review Committee, which was comprised of only independent directors.

We lease from BRC our two corporate offices in Central Ohio. The first building is approximately 40,000 gross square feet (37,557 net rentable square feet) and the lease commenced January 1, 1998. The lease has a term of twelve years and a triple net rental rate of $12.00 per square foot. On December 1, 2005, the rental rate was increased to $12.60 per square foot due to building improvements that were paid for by BRC. The lease provides two options for the Company to renew for periods of five years each at then-current market rates. The rental rate for the building was established by an MAI appraiser commissioned by a committee comprised solely of independent members of the Company’s Board of Directors, and confirmed in a review by a second MAI appraiser. We paid $434,000 to BRC under this lease during 2006. We believe that the terms of this lease are no less favorable to us than those reasonably available from unrelated third parties for comparable space.

The second office building that we lease from BRC is approximately 35,000 gross square feet (33,260 net rentable square feet) and the lease commenced November 1, 2003. The lease has a term of fifteen years and a triple net rental rate per square foot of $12.58 for the first five years, $13.18 for the second five years and $13.83 for the last five years. The lease also provides for two options for the Company to renew for periods of five years each at then-current market rates. During 2002, we purchased land and contracted to build this second corporate office building. On October 31, 2003, we sold the corporate office building to BRC for $4.5 million and leased it back. The sales price approximated our cost of the land and building. The terms of the sale and leaseback were negotiated based on bids from multiple third parties, reviewed by an MAI appraiser and approved by a committee comprised solely of independent members of the Company’s Board of Directors. We paid $419,000 to BRC under this lease during 2006. We believe that the terms of this lease are no less favorable to us than those reasonably available from unrelated third parties for comparable space.

Donald A. Borror, founder of the Company and father of Messrs. Douglas and David Borror, was employed as Chairman Emeritus of the Company during 2006. Although he received no compensation in his capacity as a director of the Company, his compensation as an employee is set forth in the DIRECTOR COMPENSATION table beginning at page 48.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and greater than 10% shareholders, to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission. Copies of the reports are required by Commission regulation to be furnished to us. Based on our review of these reports and written representations from reporting persons, we believe that all reporting persons complied with all filing requirements during the year ended December 31, 2006, except that Messrs. Blom, Johnson, McMaster, Nelson and Sofia did not report their July 3, 2006 acquisition of 1,117 shares, 628 shares, 754 shares, 698 shares and 698 shares, respectively, that were issued in lieu of their directors’ fees, until October 4, 2006. In addition Messrs. Douglas Borror and David Borror did not report their forfeiture of a grant of 40,000 and 20,000 restricted common shares, respectively, on October 22, 2006 until March 23, 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

Number and Term of Directors

Section 2.02 of our Regulations provides for our directors to be divided into two classes, designated Class I directors and Class II directors. The directors are empowered to fix or change the number of directors, subject to the limitations that the number of directors may not be increased to more than ten (10) nor reduced to less than three (3). There are currently eight (8) directors serving on our Board, four (4) Class I directors and four (4) Class II directors, leaving two (2) vacancies on the Board. Proxies cannot, however, be voted for more than four (4) nominees to serve as Class II directors. The two vacancies are intended to accommodate the right of certain lenders and warrant holders under the Company’s debt agreements to designate up to two members, reasonably acceptable to the Company, to the Board of Directors. For additional information, see Agreements with Respect to the Election of Directors beginning at page 13 of this proxy statement.

Nominees For Election at the Annual Meeting

Class I Directors

At the recommendation of our Governance Committee, the Board of Directors proposes the election of 4 nominees as Class I directors, each to serve until the 2009 Annual Meeting of Shareholders. The following table sets forth for each of the Class I directors: his name, age, principal occupation, occupation held during the past five years, other companies of which he is a director, and the year in which he first became a director of the Company.

CLASS I DIRECTORS

(NOMINEES FOR TERMS EXPIRING IN 2009)

Name	Age	Principal Occupation/Past Experience	Director Since

Nominees for Class I Director

David P. Blom	52	Mr. Blom has served as the Chief Executive Officer of OhioHealth, a not-for-profit, charitable health system based in Columbus, Ohio, since March 2002, and as its President since 1999. Prior to that time, Mr. Blom served OhioHealth as Executive Vice President and Chief Operating Officer from 1998 to 1999.	2004

Douglas G. Borror	51	Mr. Borror has served as Chief Executive Officer of the Company since September 1992, as Chairman of the Board of Directors since July 1999. Mr. Borror also served as President of the Company from November 2004 until March 2006. Currently, Mr. Borror also serves on the board of directors of Bancinsurance Corporation and NiSource, Inc., and is a member of the Board of Trustees of The Ohio State University.	1984

Robert R. McMaster	58	Mr. McMaster is a private investor. Prior to his retirement in January 2005, he served as the Chief Executive Officer of ASP Westward, LLC and ASP Westward L.P. (and their predecessor companies Westward Communications Holdings, LLC and Westward Communications, L.P.) since 1997. Prior to that time, Mr. McMaster spent 27 years with KPMG L.P. in a variety of positions including Ohio Valley Area Managing Partner and Columbus Office Managing Partner. He also served as a member of KPMG’s Management Committee from 1992 to 1997. Currently, Mr. McMaster serves on the board of directors of Sally Beauty Holdings, Inc. and Minimally Invasive Devices, LLC. Mr. McMaster also serves as the chairman of the audit committee for Sally Beauty Holdings, Inc.	2006

Zuheir Sofia	62	Mr. Sofia is the Chairman of Sofia & Company, Inc., a private financial advisory firm, and is Managing Director of Cleary Gull Inc. and MBO Cleary Advisors Inc., SEC registered investment advisors. From 1986 to 1998, Mr. Sofia served as President, Chief Operating	2003

Officer, Treasurer and Director of Huntington Bancshares, Incorporated. Currently, Mr. Sofia serves on the board of directors of Lancaster Colony Corporation.

Class II Directors

The following table sets forth for each of the Class II directors who will continue to serve as directors until the 2008 annual meeting of shareholders: the director’s name, age, principal occupation, occupation held during the past five years, other companies of which he or she is a director, and the year in which he or she first became a director of the Company.

CLASS II DIRECTORS

(TERMS EXPIRE IN 2008)

Name	Age	Principal Occupation/Past Experience	Director Since

David S. Borror	49	Mr. Borror has served as Vice Chairman of the Board since January 2007. From October 2003 through December 2006, Mr. Borror served as Corporate Executive Vice President of the Company. From 1988 through September 2003, Mr. Borror served as Executive Vice President of the Company. Since December 2000, Mr. Borror has also served as President of BRC.	1985

R. Andrew Johnson	52	Mr. Johnson has served as Chief Executive Officer of The Johnson Family’s Diamond Cellar, a Columbus, Ohio based retail jewelry store and one of the largest independently owned jewelry companies in the nation, since January 2000.	2004

Betty D. Montgomery	58	Ms. Montgomery served as Auditor of the State of Ohio from 2003 to 2007. From 1995 to 2002, Ms. Montgomery served two 4 year terms as Ohio Attorney General. Ms. Montgomery was the first woman elected to both the Auditor of State and Attorney General positions in Ohio. From 1989-1994, Ms. Montgomery served a 4 year term in the Ohio Senate and from 1981-1988, she served two 4 year terms as the Prosecuting Attorney in Wood County, Ohio.	2007

Carl A. Nelson, Jr.	61	Mr. Nelson retired from Arthur Andersen in March 2002 after 31 years of service. Mr. Nelson served as Managing Partner of the Arthur Andersen Columbus, Ohio office from 1994 until his retirement, and was the	2003

Name	Age	Principal Occupation/Past Experience	Director Since
leader of the firm’s consulting services for the products industry in the United States. Since that date, he has been an independent business consultant and has served as a lecturer at The Ohio State University. Mr. Nelson also serves on the board of directors of Worthington Industries, Inc., Star Leasing, Stonehenge Partners, Inc. and Midwest Electric. Mr. Nelson also currently serves as chairman of the audit committee of Worthington Industries, Inc.

Election Procedures

The Company has not received from any shareholder any notice of a proposed nominee for election at the 2007 annual meeting. It is intended that, unless otherwise directed, the shares represented by the enclosed proxy will be voted FOR the election of Messrs. Blom, Douglas G. Borror, McMaster, and Sofia as Class I directors. In the event that any nominee for director should become unavailable, the number of our directors may be decreased pursuant to the Regulations, or our Board of Directors may designate a substitute nominee, in which event the shares represented by the enclosed proxy will be voted for the substitute nominee.

All the nominees for election at the 2007 annual meeting have indicated a willingness to stand for election and to serve if elected, and our Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected as a director.

Recommendation and Vote

Our shareholders do not have cumulative voting rights in the election of directors. The five nominees receiving the greatest number of votes will be elected as directors.

Our Board of Directors recommends that you vote FOR the election of each of its nominees for director.

PROPOSALS AND NOMINATIONS BY SHAREHOLDERS

FOR 2008 ANNUAL MEETING

In order to be eligible to submit a proposal to be included in next year’s proxy statement and acted upon at the annual meeting of the shareholders of the Company to be held in 2008 (the “2008 Annual Meeting”), a shareholder must have continuously held at least $2,000 in market value, or 1% of our issued and outstanding common shares, for at least one year by the date on which the proposal is submitted. In addition, the shareholder must continue to hold the requisite number of our common shares through the date of the 2008 Annual Meeting. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and a statement that the shareholder intends to continue to hold the requisite number of our common shares through the date of the 2008 Annual Meeting. If the proponent is not a shareholder of record, proof of beneficial ownership of the requisite number of our common shares also should be submitted. The proxy rules of the Securities and Exchange Commission govern the content and form of shareholder proposals. All proposals must be a proper subject for action at the 2008 Annual Meeting.

Any eligible shareholder who intends to submit a proposal for the 2008 Annual Meeting for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than December 4, 2007. The Company will not be required to include in its proxy statement or form of proxy a shareholder proposal which is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by the rules of the Securities and Exchange Commission.

In addition, if a shareholder intends to submit a proposal at the 2008 Annual Meeting without the inclusion of that proposal in the Company’s proxy statement and form of proxy relating to that meeting and written notice of the proposal is not received by the Company on or before February 17, 2008, proxies solicited by the Board of Directors for the 2008 Annual Meeting will confer discretionary authority to vote on such proposal at such meeting.

ADDITIONAL INFORMATION

Upon the written request of any person solicited, the Company will provide, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, excluding exhibits, which was filed with the Securities Exchange Commission on March 14, 2007. Such request should be addressed to Dominion Homes, Inc., Attn: Terry E. George, 5000 Tuttle Crossing Boulevard, Dublin, Ohio 43016-5555. The written request must include a statement that, as of the close of business on March 16, 2007, the person was the beneficial owner of our common shares.

OTHER MATTERS

As of the date of this proxy statement, our management knows of no other business that will come before the annual meeting. Should any other matter requiring a vote of the shareholders arise, the proxy in the enclosed form confers upon the persons designated to vote the shares discretionary authority to vote with respect to these matters in accordance with their best judgment. Our 2006 Annual Report to Shareholders, including financial statements, was furnished to our shareholders prior to or concurrently with the mailing of this proxy material.

By Order of the Board of Directors,

Christine A. Murry
Secretary

PLEASE MARK VOTES REVOCABLE PROXY

AS IN THIS EXAMPLE DOMINION HOMES, INC. For With-hold For All Except

1. FOR election as Directors of all the nom-inees listed below (except as marked to the contrary below).

Proxy for the Annual Meeting of Shareholders to be held on May 2, 2007

This Proxy is solicited on behalf of the Board of Directors

Class I Directors

David P. Blom

Douglas G. Borror

Robert R. McMaster

Zuheir Sofia

The undersigned holder(s) of common shares, no par value (“Common Shares”), of Dominion Homes, Inc. (the “Company”) hereby constitute(s) and appoint(s) William G. Cornely and Terry E. George, or either of them, the Proxy or Proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders (“Annual Meeting”) of the Company to be held at the Company’s corporate offices at 4900 Tuttle Crossing Boulevard, Dublin, Ohio, 43016 on May 2, 2007, at 9:00 a.m., local time, and any adjournment or adjournments thereof, and to vote all of the Common Shares which the undersigned is entitled to vote at such Annual Meeting or at any adjournments thereof:

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

INSTRUCTION: To withhold authority to vote for any Individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

WHERE A CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. WHERE NO CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN ITEM NO. 1 AS DIRECTORS OF THE COMPANY AND, IN THE DISCRETION OF THE PROXY OR PROXIES, ON ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

Please be sure to sign and date this Proxy in the box below. Date

Shareholder sign above Co-holder (if any) sign above

Detach above card, sign, date and mail in the enclosed envelope.

DOMINION HOMES, INC.

All proxies previously given by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the May 2, 2007, Annual Meeting.

Please sign exactly as your name appears hereon. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, sign in full corporate name by authorized officer. If shares are registered in two names, both shareholders should sign. Please note any change of address on this proxy.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DOMINION HOMES, INC. PLEASE FILL IN, DATE, SIGN AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.